EXHIBIT 2.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

APPENDIX A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

      THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of September 28, 2001, by and among GENOMIC SOLUTIONS INC., a Delaware corporation (“Parent”), CARTESIAN ACQUIRING CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Acquiring Sub”), CARTESIAN TECHNOLOGIES, INC., a California corporation (“Cartesian”), and those shareholders of Cartesian whose names are set forth in the signature blocks to this Agreement (collectively, the “Majority Shareholders”).

RECITALS:

      A.  Parent and Cartesian entered into a non-binding Term Sheet dated August 7, 2001 (the “Term Sheet”), which stated the general terms and conditions upon which Cartesian would merge with and into Acquiring Sub, with Acquiring Sub being the surviving corporation (the “Merger”).

      B.  In anticipation of this Agreement, Parent advanced to Cartesian the sum of $500,000 as evidenced by a Promissory Note for such amount and Cartesian secured its obligations to Parent under such Promissory Note by granting to Parent a security interest in all of its assets pursuant to a Security Agreement (the “Bridge Loan”).

      C.  The Board of Directors of Cartesian has approved the Merger and deems it advisable and in the best interests of the shareholders of Cartesian (the “Cartesian Shareholders”) that the Merger be consummated.

      D.  The Board of Directors of Parent and Acquiring Sub have approved the Merger and deem it advisable and in the best interests of their respective shareholders that the Merger be consummated.

      E.  The Majority Shareholders own approximately 78% of the issued and outstanding shares of Cartesian’s capital stock.

      F.  For federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

      G.  On September 6, 2001 the parties executed an Agreement and Plan of Merger (the “Original Agreement”). On September 28, 2001, the parties agreed to amend and restate the Original Agreement to amend various terms of the Original Agreement and to restate in full their mutual agreements and understandings.

      NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement, the parties agree as follows:

ARTICLE 1.
THE MERGER

1.1.  The Merger

      At the Effective Time (defined in Section 1.2 below), in accordance with this Agreement and the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the General Corporation Law of the State of California (the “CGCL”), Cartesian will be merged with and into Acquiring Sub, whereupon the separate existence of Cartesian will cease and Acquiring Sub will continue as the surviving corporation (the “Surviving Corporation”). The identity, existence, rights, privileges, powers, franchises, properties and assets of Acquiring Sub shall continue unaffected and unimpaired by the Merger, and all of the rights, privileges, powers, franchises, properties, and assets of Cartesian shall be vested in the Surviving Corporation.

1.2.  Effective Time of the Merger

      Simultaneously with the Closing (defined in Section 7.1 below), the parties will effect the Merger by filing a Certificate of Merger substantially in the form attached hereto as Exhibit 1.2 with the Secretary of State of the State of Delaware and the Secretary of State of the State of California. The Merger will become effective at the time and on the date specified in the Certificate of Merger (the “Effective Time”).

1.3.  Merger Consideration

      The consideration payable to the Cartesian Shareholders upon consummation of the Merger shall consist of the following:

(a) At the Effective Time, Parent shall issue to the Cartesian Shareholders 6,800,679 shares of Parent common stock, par value $0.001 per share (the “Parent Common Stock”), subject to Section 1.3(c) below.

(b) At the Effective Time, Parent shall issue options (the “Replacement Options”) to purchase 449,321 shares of Parent common stock to holders of outstanding options to purchase shares of the common stock of Cartesian under Cartesian’s 1998 Stock Option Plan, subject to Section 1.3(c) below.

(c) At the Effective Time, the number of shares of Parent Common Stock to be issued to Cartesian Shareholders and the number of shares of Parent Common Stock issuable upon exercise of the Replacement Options shall equal 7,250,000. For each share of Cartesian common stock acquired by a Cartesian optionholder upon the exercise of an option to acquire such share identified on the attached Schedule 2.3, an additional 4.16682 shares of Parent Common Stock will be issued to the Cartesian Shareholders pursuant to Section 1.3(a) and likewise, the number of shares of Parent Common Stock issuable under the Replacement Options will be reduced by 4.16682 shares of Parent Common Stock for each share of Cartesian common stock acquired by a Cartesian optionholder.

(d) Parent will pay to the Cartesian Shareholders cash in the aggregate amount (the “Cash Consideration”) equal to $2,500,000 less the Payoff Amount (defined in Section 5.10 below). The Cash Consideration shall be distributed to the Cartesian Shareholders on a pro rata basis, based on their relative stock ownership interests in Cartesian immediately prior to the Effective Time.

(e) 1,500,000 of the shares of Parent Common Stock to be issued to the Majority Shareholders will be placed in escrow with an escrow agent reasonably satisfactory to Parent (the “Escrow Agent”), pursuant to an escrow agreement to be entered into between Parent, the Majority Shareholders and Escrow Agent, in the form attached hereto as Exhibit 1.3(a) (the “Escrow Agreement”).

1.4.  Conversion of Shares

      At the Effective Time, by virtue of the Merger and without any action on the part of any Cartesian Shareholder:

(a) Each share of Cartesian common stock outstanding immediately prior to the Effective Time (the “Cartesian Common Stock”) will be converted into the right to receive (i) 4.16682 shares of Parent Common Stock, adjusted to the nearest whole number, and (ii) cash in an amount equal to the quotient of the Cash Consideration divided by the aggregate number of shares of Cartesian Common Stock outstanding immediately prior to the Effective Time.

(b) Each option granted by Cartesian to acquire shares of Cartesian common stock that is outstanding and unexercised immediately prior to the Effective Time, shall cease to represent a right to acquire shares of Cartesian and shall be converted automatically into a Replacement Option to purchase a number of shares of Parent Common Stock equal to the number of shares of Cartesian common stock that could be purchased under such option multiplied by 4.16682, at a price per share as follows: (i) each option to acquire one share of Cartesian common stock at a strike price of $0.3043 shall be replaced with an option to acquire 4.16682 shares of Parent Common Stock at a strike price of $0.073; and (ii) each option to acquire one share of Cartesian common stock at a strike price of $4.00 shall be replaced with an option to acquire 4.16682 shares of Parent Common Stock at an exercise price of $0.96; provided however, that any fractional shares of Parent Common Stock resulting from such determination shall be rounded down to the nearest share.

(c) Each share of Acquiring Sub common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, remain one validly issued, fully paid and nonassessable share of the common stock, par value $0.001 per share, of the Surviving Corporation.

(d) The Cartesian Shareholders will cease to have any rights as shareholders of Cartesian, except such rights, if any, as they may have pursuant to the CGCL and the DGCL.

(e) If as the result of the conversion of shares of Cartesian common stock into shares of Parent Common Stock a fractional interest in a share of Parent Common Stock would be deliverable under this Section 1.4, in lieu of a fractional share being delivered therefor, such fractional interest shall automatically be converted into the right to receive an amount in cash equal to such fraction multiplied by the closing price of Parent Common Stock on the trading day immediately preceding the Effective Time.

1.5.  Exchange of Certificates and Options

      (a)  From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Cartesian Common Stock (individually, a “Certificate” and, collectively, the “Certificates”), shall receive in exchange therefor, upon surrender thereof to an exchange agent reasonably satisfactory to Parent (the “Exchange Agent”), a certificate or certificates representing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.4 above and an amount of cash determined in accordance with Section 1.4(a)(ii). Notwithstanding any other provision of this Agreement, (i) until holders or transferees of Certificates have surrendered them for exchange as provided herein, no dividends or other distributions shall be paid with respect to any shares represented by such Certificates and no payment for fractional shares shall be made and (ii) without regard to when such Certificates representing shares of Cartesian Common Stock are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions or any payment for fractional shares. Upon surrender of a Certificate, there shall be paid to the holder of such Certificate the amount of any dividends or other distributions which became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Parent Common Stock represented by the certificate or certificates issued upon such surrender.

      (b)  On the Closing Date, Parent shall make available to the Exchange Agent, for the benefit of each holder of Cartesian Common Stock, the Cash Consideration, a sufficient number of certificates representing shares of Parent Common Stock required to effect the exchanges referred to in subsection (a) above and cash for payment of any fractional shares referred to in Section 2.4.

      (c)  Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates (as shown on the books of Cartesian as of the Effective Time) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and a portion of the Cash Consideration. Upon surrender of the Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Certificates shall receive in exchange therefor a pro rata portion of the Cash Consideration and a certificate representing that number of whole shares of Parent Common Stock into which the shares of Cartesian Common Stock, heretofore represented by the Certificates so surrendered, shall have been converted pursuant to the provisions of Section 1.4, and the Certificates so surrendered shall be canceled. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Common Stock for the account of the persons entitled thereto.

      (d)  Promptly following the date which is 12 months after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates (including any Parent Common Stock) and other documents in its possession relating to the transactions contemplated by this Agreement, and the Exchange Agent’s duties shall terminate. Thereafter, any holders of Certificates shall contact Parent directly to exchange such Certificates for shares of Parent Common Stock and cash.

      (e)  At the Closing, Cartesian will deliver to Parent a certificate of an officer of Cartesian, in form and substance satisfactory to Parent (the “Options Certificate”), certifying the options to acquire Cartesian common stock that are issued and outstanding immediately prior to the Effective Time. The option agreements to be issued by Parent in respect of the Replacement Options (the “Replacement Option Agreements”) shall be issued under Parent’s 1998 Stock Option Plan (the “Plan”) and shall be in form and substance substantially similar to the standard form of Nonqualified Stock Option Agreement used by Parent under the Plan; provided, however, that (i) the exercise price and number of shares covered by the Replacement Option Agreements shall be determined as provided in Section 1.4(b) above, (ii) the vesting schedule of each Replacement Option Agreement shall preserve the vesting schedule (if any) of the Cartesian Option which it replaces (giving effect to any acceleration of such vesting resulting from the Merger); and (iii) each Replacement Option Agreement shall include similar restrictions as those contained in the Lock-Up Agreement (defined in Section 7.2). Parent will issue and deliver the Replacement Option Agreements to the proper parties as soon as practicable after the Closing, upon surrender of the Cartesian options being replaced. The issuance of each Replacement Option is expressly conditioned upon each optionholder executing a Replacement Option Agreement.

1.6.  Certificate of Incorporation

      The certificate of incorporation of Acquiring Sub as in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation until further amended in accordance with applicable law.

1.7.  Bylaws

      The bylaws of Acquiring Sub as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation until amended or repealed in accordance with applicable law.

1.8. Directors and Officers

      Immediately after the Effective Time, the directors and officers of the Surviving Corporation will be as set forth below, and will serve in such capacities until their respective successors are duly elected and qualified:

Directors	Officers

Jeffrey S. Williams	President-Jeffrey S. Williams
Gary A. Kendra	Secretary-Gary A. Kendra
Treasurer-Steven J. Richvalsky

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF

CARTESIAN AND THE MAJORITY SHAREHOLDERS

      Except as set forth in the correspondingly numbered section of the Cartesian Disclosure Schedule attached to this Agreement and delivered to Parent by Cartesian and the Majority Shareholders in connection herewith (the “Cartesian Disclosure Schedule”), Cartesian and each Majority Shareholder, jointly and severally, represent and warrant to Parent and to Acquiring Sub that the following statements are true, complete and correct as of the date of this Agreement and shall be true, complete and correct as of the Effective Time:

2.1.  Corporate Organization

      Cartesian is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Cartesian has full corporate power and authority and has all necessary approvals, licenses, permits and authorizations to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Cartesian has heretofore delivered to Parent complete and correct copies of its articles of incorporation and bylaws, as presently in effect. Cartesian is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the nature of the business conducted by it requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a material adverse effect (a “Material Adverse Effect”) on the business, properties, assets, liabilities, prospects, results of operation or condition (financial or otherwise) of Cartesian and its subsidiary, taken as a whole, or the ability of Cartesian to consummate the transactions contemplated by this Agreement, except that Cartesian is in the process of qualifying to do business in North Carolina.

2.2.  Power and Authority

      Cartesian has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The Board of Directors of Cartesian has duly authorized the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party and the Cartesian Shareholders have voted in favor of and otherwise approved this Agreement and the Merger as required by the CGCL and the DGCL, and no other corporate proceedings on the part of Cartesian are necessary to authorize the execution and delivery of this Agreement or the consummation by Cartesian of the transactions contemplated hereby. This Agreement constitutes, and the other agreements and instruments to be executed and delivered by Cartesian pursuant to this Agreement, when executed and delivered in accordance with the terms of this Agreement, will constitute, valid and binding legal obligations of Cartesian, enforceable against it in accordance with its terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and other laws affecting the rights of creditors generally (the “Enforceability Exceptions”).

2.3.  Capitalization

(a) The authorized capital stock of Cartesian consists of 10,000,000 shares of common voting stock, par value $0.001 per share. A total of 1,632,103 shares of common voting stock will be issued and outstanding on or prior to the Closing and owned by the Cartesian Shareholders as set forth in Section 2.3 of the Cartesian Disclosure Schedule (as adjusted for any exercise of Cartesian Options). All issued and outstanding shares of the capital stock of Cartesian are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of, any preemptive rights. Except as set forth in Section 2.3 of the Cartesian Disclosure Schedule, there are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any shares of capital stock or other equity securities of Cartesian or any outstanding securities that are convertible into or exchangeable for such shares, securities or rights. Except as set forth in Section 2.3 of the Cartesian Disclosure Schedule, there are no contracts, commitments, understandings, arrangements or restrictions by which Cartesian or any of its shareholders are bound to issue or acquire any additional shares of its capital stock or other equity securities or any options, warrants, conversion privileges or other rights to purchase or acquire any capital stock or other equity securities of Cartesian or any securities convertible into or exchangeable for such shares, securities or rights.

(b) Notwithstanding anything to the contrary set forth in this Agreement, including the Cartesian Disclosure Schedule, each Majority Shareholder represents and warrants that neither he, she or it nor any other Cartesian Shareholder or any third party has any claim, right or interest in or to shares of Cartesian Common Stock other than as set forth in Section 2.3 of the Cartesian Disclosure Schedule.

2.4.  Subsidiaries

      Except for Cartesian Technologies Europe Ltd., a private limited company formed under the laws of the United Kingdom (“CTE”), Cartesian has no direct or indirect Subsidiary (defined below). CTE is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom. CTE has full corporate power and authority and has all necessary approvals, licenses, permits and authorizations to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Cartesian has heretofore delivered to Parent complete and correct copies of CTE’s organizational documents, as presently in effect. CTE is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the nature of the business conducted by it requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect. All issued and outstanding shares of the capital stock of CTE (a) are validly issued, fully paid and nonassessable, (b) were not issued in violation of, any preemptive rights and (c) are owned directly by Cartesian, free and clear of all title defects and objections, claims, security interests, liens, charges and encumbrances of any nature whatsoever (“Liens”). Except as set forth in Section 2.4 of the Cartesian Disclosure Schedule, there are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any shares of the capital stock or other equity securities of CTE or any outstanding securities that are convertible into or exchangeable for such shares, securities or rights. As used in this Agreement, the term “Subsidiary” means, when used with reference to any person or entity, any corporation, partnership, limited liability company, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, 50% or more of the capital stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture or other entity.

2.5.  Absence of Violations

      Neither the execution, delivery, performance or compliance of or with this Agreement or any other agreements contemplated herein, nor the consummation of the transactions contemplated herein, will result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or other agreement of Cartesian or its Subsidiary (collectively the “Key Agreements and Instruments”), or the Articles of Incorporation, bylaws or other constituent documents of Cartesian or its Subsidiary, or any rule or regulation of any court or federal, state or foreign regulatory board or body, or administrative agency having jurisdiction over Cartesian or its Subsidiary or over their respective properties or businesses. Except as set forth in Section 2.5 of the Cartesian Disclosure Schedule, no event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default under any such Key Agreements and Instruments or under any license, permit or authorization to which Cartesian or its Subsidiary is a party or by which Cartesian or its Subsidiary may be bound.

2.6.  Financial Statements

      Cartesian has furnished to Parent the audited consolidated balance sheet as of October 31, 1999, and the audited consolidated financial statements, including balance sheets, statements of operations and statements of cash flow, and notes thereto, for Cartesian as of and for the fiscal year ended October 31, 2000 (collectively, the “Annual Financial Statements”) and the unaudited consolidated balance sheet of Cartesian as at June 30, 2001 (the “Most Recent Balance Sheet”) and the related unaudited consolidated statement of operations for the eight-month period then ended (the “Interim Statements”, and together with the Annual Financial Statements, the “Financial Statements”). The Annual Financial Statements present fairly and accurately the financial position of Cartesian and its Subsidiary as at such dates and the results of their operations and earnings for the periods indicated therein, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (“GAAP”). The Annual Financial Statements shall include the unqualified opinion of Cartesian’s certified independent accountants. The Interim Statements have been prepared in accordance with GAAP subject to normal year-end and audit adjustments and any other adjustments described therein. Except as set forth in Section 2.6 of the Cartesian Disclosure Schedule, the Financial Statements make full and adequate provisions for all obligations, liabilities or commitments, whether fixed or contingent, as of the respective periods indicated, that are required to be reflected therein in accordance with GAAP.

2.7.  Accounts Receivable

      All receivables of Cartesian and its Subsidiary (including accounts receivable, loans receivable and advances) which are reflected in the Most Recent Balance Sheet, and all such receivables which will have arisen from the date thereof, shall have arisen only from bona fide transactions in the ordinary course of Cartesian’s or its Subsidiary’s business, as applicable, and shall be (or have been) fully collected when due, or in the case of each account receivable within 90 days after it arose, without resort to litigation and without offset or counterclaim, in the aggregate face amounts thereof, except to the extent of the doubtful accounts reserve reflected on the Most Recent Balance Sheet. Neither Cartesian nor its Subsidiary has received any written or oral claims, defenses or refusals to pay, or granted any rights of set-off, with respect to any receivables.

2.8.  Absence of Undisclosed Liabilities

      Except (a) as set forth or reserved against in the Most Recent Balance Sheet, (b) for obligations incurred in the ordinary course of business since the date of the Most Recent Balance Sheet, which are not individually or in the aggregate material in amount, or (c) as set forth in Section 2.8 of the Cartesian Disclosure Schedule, neither Cartesian nor its Subsidiary has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to Cartesian or its Subsidiary) arising out of any transaction entered into, or any state of facts existing at or prior to the date hereof, including taxes with respect to or based upon the transactions or events occurring at or prior to the date hereof, and including, without limitation, unfunded past service liabilities under any pension, profit sharing or similar plan.

2.9.  Litigation

      There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the best of Cartesian’s and the Majority Shareholders’ knowledge, threatened against or affecting Cartesian or its Subsidiary, their respective properties, assets or business or the transactions contemplated by this Agreement and the other agreements and instruments contemplated by this Agreement. After reasonable inquiry of its management employees, Cartesian is not aware of any fact that might result in or form a reasonable basis for any such action, suit, arbitration, investigation, inquiry or other proceeding. Neither Cartesian nor its Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign).

2.10.  Absence of Certain Developments

      Except as set forth in Section 2.10 of the Cartesian Disclosure Schedule, since June 30, 2001, there has been no (a) material adverse change in the condition, financial or otherwise, of Cartesian or its Subsidiary or in their assets, liabilities, properties, business or prospects, (b) declaration, setting aside or payment of, or any agreement by Cartesian to declare, set aside or pay, any dividend or other distribution with respect to the capital stock of Cartesian (or repurchase or redemption of any capital stock), (c) issuance of, or any agreement by Cartesian or its Subsidiary to issue, capital stock (other than pursuant to the exercise of options, warrants, or convertible securities outstanding at such date) or options, warrants or rights to acquire capital stock, (d) material loss, destruction or damage to any property of Cartesian or its Subsidiary, whether or not insured, (e) acceleration or prepayment of any indebtedness of Cartesian or its Subsidiary for borrowed money or the refunding of any such indebtedness, (f) labor trouble involving Cartesian or its Subsidiary or any material change in either of their personnel or the terms and conditions of employment, (g) waiver of any valuable right by Cartesian or its Subsidiary, (h) increase in, or any agreement by Cartesian or its Subsidiary to increase, salary and benefits of any officer or employee or loan or extension of credit to any officer or employee of Cartesian or its Subsidiary, or (i) acquisition or disposition of any material assets (or any contract or arrangement therefor), or any other material transaction by Cartesian or its Subsidiary otherwise than for fair value in the ordinary course of business.

2.11.  Tax Matters

      There are no foreign, federal, state, county or local taxes due and payable by Cartesian or its Subsidiary that have not been paid. Any liability of Cartesian or its Subsidiary for taxes not yet due and payable, or that are being contested in good faith, has been provided for on the Most Recent Balance Sheet in accordance with GAAP. Cartesian and its Subsidiary each has duly filed all foreign, federal, state, county and local tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. Except as set forth in Section 2.11 of the Cartesian Disclosure Schedule, neither Cartesian nor its Subsidiary has been subject to a foreign, federal or state tax audit of any kind. No claim has been made by any tax authority in a jurisdiction where Cartesian or it Subsidiary does not currently file a tax return that Cartesian or its Subsidiary is or may be subject to tax by such jurisdiction. There is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, Cartesian or its Subsidiary in respect of any tax or assessment, nor is any claim for additional tax or assessment asserted by any tax authority. Cartesian and its Subsidiary each has withheld and paid all taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Cartesian or its Subsidiary who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect would not be characterized as an “excess parachute payment” (as such term is defined in Code Section 280G(b)(1)). Neither Cartesian nor its Subsidiary has made any election under Code Section 341(f).

2.12.  Tangible Property

      Section 2.12 of the Cartesian Disclosure Schedule contains a full and complete list of all material equipment, machinery, furniture, fixtures, leasehold improvements and other personal property and fixed assets, whether tangible or intangible, utilized or purported to be owned by Cartesian and its Subsidiary in connection with the operation of their respective businesses (collectively, “Personal Property”). Cartesian and its Subsidiary each has good title to and owns each item of tangible Personal Property reflected on its books and records as owned by it and used in connection with its business, free and clear of all Liens. Except as disclosed in Section 2.12 of the Cartesian Disclosure Schedule, each item of Personal Property has been maintained in accordance with normal industry practice, is in good operating condition and repair (normal wear and tear excepted) and is suitable for the purposes for which it is presently used. Except as disclosed in Section 2.12 of the Cartesian Disclosure Schedule, neither Cartesian nor its Subsidiary leases any item of tangible Personal Property used in its business to or from any third party (all leased tangible Personal Property is referred to in this Agreement as the “Leased Personal Property” and, together with the Leased Real Property (defined below), the “Leased Property”).

2.13.  Real Property Owned

      Neither Cartesian nor its Subsidiary owns or has ever owned, in whole or in part, any real property.

2.14.  Real Property Leased

      Section 2.14 of the Cartesian Disclosure Schedule lists and briefly describes all real properties leased or subleased to Cartesian or its Subsidiary and used in connection with the operation of their respective businesses (the “Leased Real Property”). Except for the Leased Real Property or as set forth in Section 2.14 of the Cartesian Disclosure Schedule, neither Cartesian nor its Subsidiary has ever leased or subleased any real property for use in connection with the operation of its business. Cartesian has delivered to Parent true, correct and complete copies of the leases and subleases listed in Section 2.14 of the Cartesian Disclosure Schedule.

2.15.  Intellectual Property Rights

(a) Except as set forth in Section 2.15(a) of the Cartesian Disclosure Schedule, each of Cartesian and its Subsidiary owns all right, title and interest in and to, or has a valid and enforceable license to use, all of the Intellectual Property (defined in Section 2.15(h) below) used by it in connection with its business, which represents, subject to Section 2.16 below, all intellectual property rights necessary to the conduct of its business as now conducted. Except as set forth in Section 2.15(a) of the Cartesian Disclosure Schedule, each of Cartesian and its Subsidiary has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any license or other agreement pursuant to which it has the right to use any Intellectual Property. Except as set forth in Section 2.15(a) of the Cartesian Disclosure Schedule, to the best of Cartesian’s and the Majority Shareholders’ knowledge the other party to such license or agreement has no current basis to terminate such license or agreement and no event has occurred which would constitute such a default of such license or agreement. Except as set forth in Section 2.15(a) of the Cartesian Disclosure Schedule, the conduct of Cartesian’s and its Subsidiary’s business as currently conducted does not conflict with or infringe any Intellectual Property or other proprietary right of any third party. Except as set forth in Section 2.15(a) of the Cartesian Disclosure Schedule, there is no claim, suit, action or proceeding pending or, to the best of Cartesian’ and the Majority Shareholders’ knowledge, threatened against Cartesian or its Subsidiary: (i) alleging any such conflict or infringement with any third party’s Intellectual Property or other proprietary rights; or (ii) challenging Cartesian’s or its Subsidiary’s ownership or use of, or the validity or enforceability of any Intellectual Property. Except as disclosed in Section 2.15(a) of the Cartesian Disclosure Schedule and to the best of Cartesian’s and the Majority Shareholders’ knowledge, there are no conflicts with or infringements of any Intellectual Property owned by Cartesian or its Subsidiary by any third party, except infringements which, individually and in the aggregate, would not have a Material Adverse Effect. Except as set forth in Section 2.15(a) of the Cartesian Disclosure Schedule, upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation will continue to own all of the Intellectual Property, free and clear of all Liens and, with respect to all agreements for the lease or license of Intellectual Property which require consents or other actions as a result of the consummation of the transactions contemplated by this Agreement for the Surviving Corporation to continue to use such Intellectual Property after the Closing Date, Cartesian and its Subsidiary will use their best efforts to obtain such consents or take such other actions.

(b) Set forth in Section 2.15(b) of the Cartesian Disclosure Schedule is a complete and current list of registrations (including registrations for intention to use a trademark)/patents pertaining to the Intellectual Property owned by Cartesian or its Subsidiary (“Listed Intellectual Property”), all pending applications for registrations/patents and the owner of record, date of application or issuance and relevant jurisdiction as to each. Except as set forth in Section 2.15(b) of the Cartesian Disclosure Schedule, all Listed Intellectual Property is owned by Cartesian or its Subsidiary, as the case may be, free and clear of all Liens. Except as set forth in Section 2.15(b) of the Cartesian Disclosure Schedule, all Listed Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid. Except as set forth in Section 2.15(b) of the Cartesian Disclosure Schedule, no Listed Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.

(c) Set forth in Section 2.15(c) of the Cartesian Disclosure Schedule is a complete list of all licenses and agreements relating to the Intellectual Property (excluding any Software, as defined in Section 2.16(a) below) or to the right of Cartesian or its Subsidiary to use the proprietary rights of any third party. Except as set forth in Section 2.15 (c) of the Cartesian Disclosure Schedule, neither Cartesian nor its Subsidiary is under any obligation to pay royalties or other payments in connection with any agreement pursuant to which it licenses the rights to use any Intellectual Property (excluding royalties or other payments that are not material in amount and are payable with respect to any Software), nor restricted from assigning its rights respecting Intellectual Property owned by it nor will it otherwise be, as a result of the execution and delivery of this Agreement or the performance of Cartesian’s obligations under this Agreement or any other agreements contemplated hereby, in breach of any agreement relating to the Intellectual Property or required to pay any fee or royalty.

(d) No present or former employee, officer or director of Cartesian or its Subsidiary, or agent or outside contractor of Cartesian or its Subsidiary, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

(e) To Cartesian’s and the Majority Shareholders’ knowledge: (i) none of the Intellectual Property has been used, disclosed or appropriated to the detriment of Cartesian or its Subsidiary for the benefit of any person other than Cartesian or its Subsidiary; and (ii) no employee, independent contractor or agent of Cartesian or its Subsidiary has misappropriated any trade secrets or other confidential information of any other person in the course of the performance of his or her duties as an employee, independent contractor or agent of Cartesian or its Subsidiary.

(f) Except as set forth in Section 2.15(f) of the Cartesian Disclosure Schedule, to Cartesian’s and the Majority Shareholders’ knowledge, each of Cartesian’s and its Subsidiary’s transmission, reproduction, use, display or modification of any content relating to it and its operations, software, graphical user interfaces, embedded code or other materials contained in or accessed via any of its web sites (including framing and linking web site content) or other practices in connection therewith do not infringe or violate any proprietary or other right of any other person and no claim relating to such infringement or violation is pending or, to Cartesian’s and the Majority Shareholders’ knowledge, threatened.

(g) Each employee of Cartesian or its Subsidiary who has created any copyrightable or protectable programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship (“Works”) or any employee of Cartesian or its Subsidiary who in the regular course of his or her employment may create Works and all consultants have signed an assignment or similar agreement with Cartesian or its Subsidiary confirming, as the case may be, Cartesian’s or its Subsidiary’s ownership of, or, in the alternate, transferring and assigning to Cartesian or its Subsidiary all right, title and interest in and to, such programs, modifications, enhancements or other inventions including copyright and other intellectual property rights therein.

(h) As used in this Agreement, “Intellectual Property” means all of the following, owned or used in the current or contemplated business of Cartesian or its Subsidiary, including, without limitation, those items listed in Section 2.15 of the Cartesian Disclosure Schedule: (i) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of Cartesian’s or its Subsidiary’s web sites; (vii) rights under all agreements relating to the foregoing; (viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

2.16.  Software

(a) The operating and applications computer software programs and databases owned or used by Cartesian or its Subsidiary (collectively, the “Software”) that are material to the conduct of Cartesian’s or its Subsidiary’s business as now conducted are listed in Section 2.16 of the Cartesian Disclosure Schedule; excluding generally available application software used by Cartesian or its Subsidiary in connection with the ordinary course of its internal business operations, including, without limitation, word processing software, spreadsheet software, e-mail and internal network tool sets, presentation and graphic arts software, basic PC and network operating systems, database and contact management software and other software not used in connection with the operation of Cartesian’s or its Subsidiary’s web sites. Cartesian or its Subsidiary, as applicable, owns or has valid licenses to use all copies of the Software, and neither Cartesian nor its Subsidiary has sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion thereof other than as set forth in Section 2.16 of the Cartesian Disclosure Schedule. Except as set forth in Section 2.16 of the Cartesian Disclosure Schedule, none of the Software owned by Cartesian or its Subsidiary (the “Proprietary Software”), and to Cartesian’s and the Majority Shareholders’ knowledge none of the Software owned by third parties and used by Cartesian or its Subsidiary, nor any use thereof, conflicts with, infringes upon or violates any intellectual property or other proprietary right of any other person and, to Cartesian’s and the Majority Shareholders’ knowledge, no claim, suit, action or other proceeding with respect to any such infringement or violation is threatened or pending. Each of Cartesian and its Subsidiary has taken, and will continue to take, all steps reasonably necessary to protect its right, title and interest in and to the Proprietary Software in accordance with standard industry practice. Neither Cartesian nor its Subsidiary has committed, or will commit, any acts, and has omitted, or will omit, to take any actions, which would cause a forfeiture of abandonment of any rights in the Proprietary Software or would cause the Proprietary Software to enter into the public domain.

(b) Cartesian and its Subsidiary possess or have access to the original and all copies of all documentation and all source code or password protected code, as applicable, for all of the Proprietary Software. Except as set forth in Section 2.16 of the Cartesian Disclosure Schedule, upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation will continue to own all of the Proprietary Software, free and clear of all Liens and, with respect to all agreements for the lease or license of Software which require consents or other actions as a result of the consummation of the transactions contemplated by this Agreement for the Surviving Corporation to continue to use and operate such Software after the Closing Date, Cartesian and its Subsidiary will use their best efforts to obtain such consents or take such other actions. Except as set forth in Section 2.16 of the Cartesian Disclosure Schedule, none of the Proprietary Software is subject to a software escrow agreement.

2.17.  Insurance

      Cartesian and its Subsidiary have maintained and now maintain insurance with respect to the Personal Property, the Leased Property and their respective businesses, covering property damage by fire or other casualty, and against such liabilities, claims and risks, including, without limitation, product liability and workers compensation, and in such amounts as is customary or appropriate in the industry. Concurrently with or prior to the execution of this Agreement, Cartesian has delivered to Parent or Parent’s counsel true, correct and complete copies of all such insurance policies. Except as set forth in Section 2.17 of the Cartesian Disclosure Schedule, all such insurance policies will be in full force and effect through the Closing Date. Except as set forth in Section 2.17 of the Cartesian Disclosure Schedule, to Cartesian’s and the Majority Shareholders’ knowledge, no event has occurred forming the basis for any present property, casualty or fidelity claim against Cartesian or its Subsidiary which is not fully covered by insurance, net of any applicable deductibles. Except as set forth in Section 2.17 of the Cartesian Disclosure Schedule, neither Cartesian nor the Majority Shareholders know of any occurrence, circumstance or event that could reasonably be expected to result in any such claim.

2.18.  Inventory

      Each of Cartesian’s and its Subsidiary’s inventory is, and each of their respective works-in-process, when completed will be, merchantable and fit for the purpose for which it was procured or manufactured, useable and saleable in the ordinary course of business, and is carried on the Financial Statements at an amount not in excess of net realizable value. Except as disclosed in Section 2.18 of the Cartesian Disclosure Schedule, each of Cartesian’s and its Subsidiary’s inventory is not, and their respective works-in-process, when completed, will not be, obsolete or surplus. As used in the foregoing sentence, “obsolete” refers to inventory which is not, or work-in-process which, when completed, will not be, useable or saleable because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or any other cause whatsoever, and “surplus” refers to inventory which does not, or work-in-process which, when completed, will not, exceed known or anticipated requirements in the reasonable business judgment of Cartesian or its Subsidiary based upon there being no orders for such material within the past six months.

2.19.  Material Contracts

      Set forth in Section 2.19 of the Cartesian Disclosure Schedule is a true and complete list of each contract, agreement, instrument, commitment and other arrangement to which Cartesian or its Subsidiary is a party or otherwise relating to or affecting any of its assets, including without limitation, any employment, severance or consulting agreements; loan, credit or security agreements; joint venture agreements or distribution agreements which cannot be terminated on ninety (90) days’ notice without penalty or premium and either (a) has a duration of over 1 year or (b) involves the expenditure or receipt of revenues by Cartesian or its Subsidiary of over $75,000 (each, a “Material Contract”). Each Material Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect. Cartesian or its Subsidiary, as applicable, has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Material Contract such that the other party to such Material Contract may obtain damages or terminate such Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the knowledge of Cartesian and the Majority Shareholders, no other party to any Material Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Cartesian has made available and shall have delivered, as of the Closing Date, to Parent or its representatives true and complete originals or copies of all the Material Contracts. Except as set forth in Section 2.19 of the Cartesian Disclosure Schedule, within the past 60 days, none of the contracts, agreements, instruments, commitments and other arrangements to which Cartesian or its Subsidiary is a party and through which Cartesian or its Subsidiary has derived more than $50,000 in annual revenue in the past twelve months (a “Material Revenue Contract”) has been terminated prior to its expiration (and no notice has been given or event has occurred which, with due notice or lapse of time or both, would result in such termination), and each such Material Revenue Contract (including Material Revenue Contracts that have expired within the past 60 days) is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect. Except as set forth in Section 2.19 of the Cartesian Disclosure Schedule, to Cartesian’s and the Majority Shareholders’ knowledge, no party to a Material Revenue Contract is unwilling to use Cartesian’s or its Subsidiary’s services.

2.20.  Compliance with Laws; Permits and Licenses

      Each of Cartesian and its Subsidiary is in compliance with all laws, rules, regulations and orders applicable to it, the conduct of its business, its lease of the Leased Property or the ownership of its assets, except where the failure to be in compliance would not have a Material Adverse Effect. To the knowledge of Cartesian and the Majority Shareholders, neither Cartesian’s or its Subsidiary’s use of its assets and its lease of the Leased Property, nor the operation of its business, violates any laws, rules, regulations or orders. Section 2.20 of the Cartesian Disclosure Schedule lists all material governmental franchises, permits, licenses or other authorizations held by Cartesian or its Subsidiary (the “Permits”), true and complete copies of all of which have been delivered to Parent. Except as set forth in Section 2.20 of the Cartesian Disclosure Schedule, each of Cartesian and its Subsidiary has obtained all permits, licenses, franchises and other authorizations necessary or desirable with respect to the operation of its business or the lease of the Leased Property, except where the failure to obtain such permits, licenses, franchises and other authorizations would not have a Material Adverse Effect. Neither Cartesian nor its Subsidiary is in violation of the terms of any Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a Material Adverse Effect. Except as set forth in Section 2.20 of the Cartesian Disclosure Schedule, no action or proceeding looking to or contemplating the revocation or suspension of any of the Permits is pending or, to Cartesian’s and the Majority Shareholders’ knowledge, threatened.

2.21.  Employees

(a) Section 2.21 of the Cartesian Disclosure Schedule contains a complete and accurate list of: (i) all of Cartesian’s and its Subsidiary’s employees (the “Employees”); (ii) each Employee’s salary or hourly rate currently in effect and annual bonus (last paid or payable), if any; (iii) all fringe benefits or incentives paid or payable to each Employee and the total value of such other fringe benefits and incentives (including the number of each Employee’s accrued but unused vacation or sick days); and (iv) any bonus or other payment earned by but not yet paid to each Employee. Except as set forth in Section 2.21 of the Cartesian Disclosure Schedule, no Employees are currently on leave of absence, layoff, military leave, suspension, sick leave, workers’ compensation, salary continuance or short or long term disability or otherwise not actively performing his or her work during normally scheduled business hours. Section 2.21 of the Cartesian Disclosure Schedule contains a complete and accurate list of all of Cartesian’s and its Subsidiary’s former employees and their dependents who are receiving, or who have the right to elect to receive, COBRA coverage (as defined below), the types of benefits each is receiving and the premium therefor, the beginning date of their COBRA coverage, the qualifying event that occasioned such coverage, and all dependents of Employees who are confined to their home or a hospital. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(b) Cartesian has provided to Parent true and correct copies of all current and prior employee handbooks or similar material documents relating to the Employees. Section 2.21 of the Cartesian Disclosure Schedule also contains a complete and accurate list of the names and current compensation rates of all entities and individuals performing services for Cartesian or its Subsidiary and who are treated by Cartesian or its Subsidiary, as applicable, not as employees but as independent contractors. In addition, Section 2.21 of the Cartesian Disclosure Schedule contains a complete and accurate list of the names and current compensation rates of all individuals performing services for Cartesian or its Subsidiary and who are treated by Cartesian or its Subsidiary, as applicable, not as direct employees but as leased employees and identifies the entity through which each such individual is leased.

2.22.  Employee Relations

(a) Except as set forth in Section 2.22 of the Cartesian Disclosure Schedule, there are no written or oral collective bargaining or other employment contracts, agreements or understandings with or affecting any Employee. Except as set forth in Section 2.22 of the Cartesian Disclosure Schedule, hours worked by, and payments made to, all Employees have been in compliance with the Fair Labor Standards Act and other applicable foreign, federal, state or local laws. Except as set forth in Section 2.22 of the Cartesian Disclosure Schedule (i) there is no unfair labor practice charge or complaint concerning Cartesian’s or it Subsidiary’s business or any Employee pending before any governmental agency in any jurisdiction in which Cartesian or its Subsidiary conducts business; (ii) there is no labor strike or material slowdown, work stoppage, lockout or other collective labor action actually pending or threatened against or affecting Cartesian’s or its Subsidiary’s business, and neither Cartesian nor its Subsidiary has experienced any strike or material slowdown, work stoppage, lockout or other collective labor action in connection with Cartesian’s or its Subsidiary’s business or by or with respect to any Employees; (iii) there is no representation claim or petition concerning Cartesian’s or its Subsidiary’s business or any Employee pending before any governmental agency in any jurisdiction in which Cartesian or its Subsidiary conducts business, and no question concerning representation exists relating to the Employees; (iv) there are no charges with respect to or relating to Cartesian’s or its Subsidiary’s business pending before the Equal Employment Opportunity Commission or any agency in any jurisdiction in which Cartesian or its Subsidiary conducts business responsible for the prevention of unlawful employment practices; (v) there are no internal charges or claims against Cartesian or its Subsidiary concerning its business for sexual harassment or discrimination of any kind; (vi) neither Cartesian nor its Subsidiary has received formal notice from any governmental agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of its business and no such investigation is currently in progress; and (vii) to Cartesian’s and the Majority Shareholders’ knowledge, no key Employee or group of Employees has any plans to terminate employment with Cartesian or its Subsidiary.

(b) Except as set forth in Section 2.22 of the Cartesian Disclosure Schedule, each of Cartesian and its Subsidiary has complied with all applicable foreign, federal, state and local employment and labor laws and regulations regarding employees, labor and employment practices, and terms and conditions of employment, including but not limited to the National Labor Relations Act of 1947, as amended, the Fair Labor Standards Act, as amended, the Equal Pay Act of 1963, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, The Immigration Reform and Control Act of 1986, as amended, the Civil Rights Act of 1866, 42 U.S.C. Sec. 1981 & 1983, as amended, The Occupational Safety & Health Act, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, Executive Order 11246, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, the Drug Free Workplace Act of 1986, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the Family and Medical Leave Act of 1993, as amended, and all similar or related foreign, state and local statues and regulations.

(c) Except as set forth in Section 2.22 of the Cartesian Disclosure Schedule, all payments determined to be due from Cartesian or its Subsidiary on account of any Employee’s work, health or welfare insurance under any agreement, whether oral or written, will have been timely paid as of the Closing Date. Except as set forth in Section 2.22 of the Cartesian Disclosure Schedule, there are no vacation monies or monies due for accumulated sick leave which have been earned by any Employee under any agreement, whether oral or written, that have not been paid, nor are there any severance payments which could become payable by Parent under the terms of any oral or written agreement or commitment. Neither Cartesian nor its Subsidiary has any obligation to, or with respect to, any individual leased to it by any other person for any employee benefits or withholding or other taxes, of any sort or nature whatsoever, all of which are provided or paid by the lessor of such individual. To the knowledge of Cartesian and the Majority Shareholders, there will not be any material adverse change in relations with employees or agents of Cartesian or its Subsidiary as a result of consummation of the transactions contemplated by this Agreement. No employee or agent of Cartesian or its Subsidiary will become entitled to any payment or benefit under any contract, plan, understanding, agreement, bonus or arrangement, whether oral or written, between Cartesian or its Subsidiary, as applicable, and such employee or agent if the employment or engagement of such employee or agent is terminated following the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 2.9 of the Cartesian Disclosure Schedule, there is no pending, and to the knowledge of Cartesian and the Majority Shareholders no basis for, litigation against Cartesian or its Subsidiary by any current or former employee, or group of current or former employees, of Cartesian or its Subsidiary that is based on claims arising out of such current or former employee’s employment relationship with Cartesian or its Subsidiary, including, but not limited to, claims for breach of contract, tort, discrimination, employee benefits, wrongful termination or any common law statutory claims.

2.23.  Employee Benefit Plans

(a) Controlled Group. Except as set forth in Section 2.23 of the Cartesian Disclosure Schedule, none of the entities constituting Cartesian is now, has ever been and will not be at any time prior to the

Closing Date, a member of: (1) a controlled group of corporations as defined in Code Section 414(b); (2) a group of trades or businesses under common control as defined in Code Section 414(c); (3) an affiliated service group as defined in Code Section 414(m); (4) a group of businesses referred to in Code Section 414(o); (5) a group of trades or businesses under common control as defined in Section 4001(b) of ERISA; or (6) any other group under the laws, rules or regulations of a foreign country similar to (1) through (5).

(b) Definitions: For purposes of this Section 2.23, the following terms shall have the meanings set forth below:

(i) “Cartesian Affiliate” means any other person or entity that would be a member of Cartesian’s controlled group within the meaning of Section 2.23(a) above;

(ii) “Cartesian Employee” means any current, former or retired employee, officer or director of Cartesian or any Cartesian Affiliate;

(iii) “Employee Agreement” refers to each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Cartesian or any Cartesian Affiliate and any Employee or consultant;

(iv) “Employee Plan” refers to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, unit or unit related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each “employee benefit plan”, within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to or required to be contributed to by Cartesian or any Cartesian Affiliate for the benefit of any Cartesian Employee, and pursuant to which Cartesian or any Cartesian Affiliate has or may have any material liability contingent or otherwise;

(v) “Employee Benefit Plan” means an Employee Agreement or an Employee Plan.

(vi) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(vii) “IRS” means the Internal Revenue Service;

(viii) “Pension Plan” refers to each Employee Benefit Plan that is an “employee pension benefit plan”, within the meaning of Section 3(2) of ERISA; and

(ix) “Welfare Plan” refers to each Employee Benefit Plan that is an “employee welfare benefit plan”, within the meaning of Section 3(1) of ERISA.

(c) Cartesian Employee Benefit Plans and Documents. Section 2.23 of the Cartesian Disclosure Schedule lists the Employee Benefit Plans currently or previously maintained, contributed to or entered into by Cartesian or any Cartesian Affiliate and under which Cartesian or any Cartesian Affiliate has any current or potential obligation or liability, fixed or contingent. Cartesian has provided to Parent true, correct and complete copies of all current and prior material documents relating to the Employee Benefit Plans listed in Section 2.23 of the Cartesian Disclosure Schedule, including, but not limited to: (1) plan documents; (2) trust documents; (3) plan and trust amendments; (4) summary plan descriptions, amendments thereto, and all other communication material provided to employees; (5) summaries of material modifications; (6) insurance or annuity contracts; (7) the most recent financial statements; (8) with regard to self-funded Welfare Plans, experience data for the prior three (3) plan years as well as documentation and calculations demonstrating the value of accrued obligations under such plans as of the Closing Date and copies of all “stop-loss” insurance policies with respect to such Welfare Plans; (9) if Cartesian provides, or has any commitment or obligation to provide, any Welfare or other Employee Benefits to retirees, copies of all documentation and calculations demonstrating the present value of such obligation or commitment as of the Closing Date; (10) if Cartesian or any Cartesian Affiliate maintains a defined benefit pension plan, as defined in Section 3(35) of ERISA, the most recent actuarial valuation for each such plan and copies of any funding waivers and applications therefor, and all related correspondence and documentation; (11) the three (3) most recent annual reports filed with the Department of Labor or the IRS or, in the alternative, a statement as to why such reports were not filed; (12) agreements with respect to leased or temporary employees or independent contractors; (13) all IRS rulings, if any; and the most recent IRS determination letters and copies of all applications and correspondence to or from the IRS or the Department of Labor (“DOL”) with respect to any Employee benefit Plan.

(d) Representations. Except as specifically set forth in Section 2.23 of the Cartesian Disclosure Schedule:

(i) Qualification. All Pension Plans required to be listed in Section 2.23 of the Cartesian Disclosure Schedule, and the related trusts, if any, now meet, and since their inception have met, and as of the Closing Date shall meet, the requirements for qualification under Code Section 401(a) and are now, and since their inception have been, exempt from taxation under Code Section 501(a);

(ii) Determination Letters. The IRS has issued a favorable determination letter with respect to the qualified status of each such Pension Plan and trust, and has not taken any action to revoke such letter;

(iii) Satisfaction of Obligation. Cartesian and each Cartesian Affiliate have timely performed, and through the Closing Date shall timely perform, all obligations required to be performed by them under the Employee Benefit Plans (including, but not limited to, the making of all contributions), are not in default under, or in violation of, and have no knowledge of any such default or violation of any other party to, any and all of the Employee Benefit Plans;

(iv) Compliance With Laws. Each Employee Benefit Plan is, by its terms and in the manner in which it has been and will be administered, has been, and through the Closing Date shall be, in compliance with ERISA, the Code, the Age Discrimination in Employment Act, COBRA, the Family Medical Leave Act, the Health Insurance Portability and Accountability Act of 1996, and any other applicable federal, state or local laws, and, if applicable, any foreign laws, except where the failure to comply would not have an adverse affect on Cartesian’s and its Subsidiary’s business, and each Employee Benefit Plan is valid and binding, in full force and effect, and there are no defaults on the part of Cartesian or any Cartesian Affiliate thereunder. There are no inquiries or proceedings pending or, to the knowledge of Cartesian, any Cartesian Affiliate or the Majority Shareholders, threatened by the IRS or DOL with respect to any Cartesian Employee Plan, and neither Cartesian nor any Cartesian Affiliate is subject to any penalty or tax with respect to any Cartesian Employee Plan under Section 402(i) of ERISA or Code Sections 4975 through 4980;

(v) No Amendments. Since the date of the Most Recent Balance Sheet, there has been no amendment to, written interpretation or announcement (whether or not written) by Cartesian or any Cartesian Affiliate relating to, or change in employee participation or coverage under, any Employee Benefit Plan that would increase the expense of maintaining such Employee Benefit Plan above the level of the expense incurred in respect thereof as reported on such Balance Sheet. Cartesian does not have any plan or commitment, whether legally binding or not, to establish any new Cartesian Employee Plan or Cartesian Employee Agreement, to modify any Cartesian Employee Plan or Cartesian Employee Agreement (except to the extent required by law or to conform any such Cartesian Employee Plan or Cartesian Employee Agreement to the requirements of any applicable law, or as required by this Agreement), or to enter into any Cartesian Employee Plan or Cartesian Employee Agreement, nor does it have any intention or commitment to do any of the foregoing;

(vi) No Prohibited Transactions. None of the Employee Benefit Plans maintained by Cartesian or any Cartesian Affiliate, nor any trust created thereunder, any trustee, administrator or other fiduciary thereof, nor Cartesian or any Cartesian Affiliate has engaged in any transaction, which would violate Code Section 4975, or Sections 406 and 407 of ERISA, or, if applicable, any similar provision under foreign law and for which no individual, statutory or class exemption exists (if a violation would exist except for an exemption, a description of the transaction and the exemption are listed in Section 2.23 of the Cartesian Disclosure Schedule), and the transactions contemplated by this Agreement will not cause any such breach or violation;

(vii) No Claims Pending or Threatened. There are not presently, nor shall there be prior to the Closing Date, any actions, suits or claims pending (other than routine claims for benefits) or, to the best knowledge of Cartesian, the Cartesian Affiliates and the Majority Shareholders, threatened against, any Employee Benefit Plan, against the assets, fiduciaries or administrators of any Employee Benefit Plan, or against Cartesian or any Cartesian Affiliate for benefits arising under or pursuant to any Employee Benefit Plan or asserting a violation of Part 4 of Title I of ERISA;

(viii) No Excise Taxes or Penalties. Neither Cartesian nor any Cartesian Affiliate is now, nor on the Closing Date will be, liable for imposition of any excise tax or penalty under Code Chapters 43 and 47 or Section 502(l) of ERISA;

(ix) Pension Plans. Except as set forth in Section 2.23 of the Cartesian Disclosure Schedule, neither Cartesian nor any Cartesian Affiliate does now, nor did it ever, maintain, establish, sponsor, participate in or contribute to any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Code Section 412;

(x) No Funding Deficiency. Cartesian does not have, and on the Closing Date will not have, an “accumulated funding deficiency”, as that term is used in Code Section 412 or Section 302 of ERISA, whether or not waived, with regard to any Employee Benefit Plan;

(xi) No Liens. Neither Cartesian nor any Cartesian Affiliate has or reasonably expects to become subject to a Lien in favor of any Pension Plan under Sections 302(f) or 307 of ERISA or Code Sections 401(a)(29) or 412(n);

(xii) Defined Benefit Plans. With regard to each plan that is a defined benefit plan within the meaning of Section 3(35) of ERISA, Cartesian and each Cartesian Affiliate have timely paid all contributions on behalf of prior plan years and a pro rata portion through the Closing Date of all employer contributions that have or will accrue for the current Plan Year;

(xiii) No Reportable Event. No proceeding has been initiated, nor shall any proceeding be initiated prior to the Closing Date, by the Pension Benefit Guaranty Corporation, to terminate any Employee Benefit Plan and no “reportable event”, within the meanings of Section 4043 or 4063 of ERISA, has occurred, nor shall any occur prior to the Closing Date, with respect to any Employee Benefit Plan;

(xiv) Bonding. Each “plan official”, within the meaning of Section 412 of ERISA, of each Employee Benefit Plan is, and through the Closing Date shall be, bonded to the extent required by said Section 412;

(xv) No Multiple Employer Plan. Neither Cartesian nor any Cartesian Affiliate presently, nor will it prior to the Closing Date, nor did it previously, participate in, contribute to, or employ any persons covered by any “multiple employer plan” as discussed in Code Section 413(c);

(xvi) No Multiemployer Plan. Neither Cartesian nor any Cartesian Affiliate presently, nor will it prior to the Closing Date, nor did it previously, participate in, contribute to, nor employ any persons covered by a “multiemployer plan” as defined in Section 3(37) of ERISA;

(xvii) No Withdrawal Liability. Neither Cartesian nor any Cartesian Affiliate has incurred, nor will it incur prior to the Closing Date, any withdrawal liability, as defined in Title IV of ERISA, to a multiemployer plan;

(xviii) No Retiree Benefits. No retiree benefits are payable, either now or in the future, pursuant to any Welfare Plan, nor shall an obligation to provide such benefits be incurred prior to the Closing Date;

(xix) No Severance Benefits. No severance benefits are or will be payable pursuant to any Employee Benefit Plan of Cartesian or any Cartesian Affiliate, or otherwise, or because of the transactions contemplated by this Agreement;

(xx) Reporting and Disclosure. With regard to each Employee Benefit Plan, Cartesian and each Cartesian Affiliate has timely complied with, and will through the Closing Date continue to timely comply with, all reporting and disclosure requirements of ERISA and the Code;

(xxi) Sufficient Assets. As of the Closing Date: (A) with regard to funded plans, the assets of each such Employee Benefit Plan listed in Section 2.23 of the Cartesian Disclosure Schedule will be equal to or greater than the accrued benefits of the participants and beneficiaries of such plans determined, if they are defined benefit plans, pursuant to the actuarial methods and assumptions utilized by the Pension Benefit Guaranty Corporation in the event of plan termination and pursuant to comparable procedures under any applicable foreign law and/or agency; (B) with regard to Employee Benefit Plans that are funded by the general assets of Cartesian or any Cartesian Affiliate, a sufficient reserve has been established on the books of Cartesian to pay all accrued benefits of participants and beneficiaries including those for which claims may be received after the Closing Date but relating to events occurring before the Closing Date; and (C) with regard to insured Employee Benefit Plans, all insurance premiums to provide benefits under such plans through the Closing Date are paid;

(xxii) Sufficient Insurance. All self-insured Welfare Plans maintained by Cartesian are covered by stop-loss insurance with a retainage by Cartesian which does not exceed $25,000.00 and all insurance premiums to provide coverage under such stop-loss policies through the Closing Date are paid;

(xxiii) No Further Liabilities. Cartesian does not, and shall not as of the Closing Date, have any liability or obligation to any Employee Benefit Plan or to the Pension Benefit Guaranty Corporation, Department of Labor, Department of Treasury or similar agency of a foreign government, any other plan or entity, or, except for routine claims for benefits, any employee, participant or beneficiary of any Employee Benefit Plan, arising out of or pursuant to any Employee Benefit Plan;

(xxiv) No Arrears. There are no arrears in the payment of wages, taxes or workers compensation assessments or penalties, and Cartesian has deducted and timely remitted to the relevant governmental authority all taxes, unemployment insurance contributions or other amounts which it is required by statute to deduct or remit to any governmental authority;

(xxv) Defined Contribution Plans. With respect to each plan that is a defined contribution plan within the meaning of Section 3(34) of ERISA, Cartesian and each Cartesian Affiliate have timely paid all contributions on behalf of prior plan years, and any salary deferrals and employer contributions, including matching contributions, that have accrued for the current plan year prior to the Closing Date;

(xxvi) Termination and Amendment. Each Employee Benefit Plan listed in Section 2.23 of the Cartesian Disclosure Schedule is, and shall be through the Closing Date, terminable, and/or subject to amendment by Cartesian, at the discretion of Cartesian, with no liability for benefits incurred after such termination or inconsistent with the terms of any amendment after its effective date;

(xxvii) COBRA Notices. Cartesian has provided, or will have provided prior to the Closing, to individuals entitled thereto all required notices and coverage pursuant to COBRA with respect to any “qualifying event” (as defined in Code Section 4980B(f)(3)) occurring prior to and including the Closing Date;

2.24.  Environmental, Health and Safety Matters

(a) Each of Cartesian and its Subsidiary has complied in all material respects with all laws (including rules and regulations thereunder) of all applicable federal, state, local and foreign governments, and their respective agencies, concerning the environment, public health and safety and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed, commenced or threatened against Cartesian or its Subsidiary alleging any failure to comply with any such law or regulation, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1989, the Emergency Planning and Community Right-to-Know Act of 1986, the Federal Resource Conservation and Recovery Act, each as amended, or any other law of any government or agency concerning the storage, treatment, handling, transport, disposal, or the release or threatened release of Hazardous Substances (as defined below) or hazardous materials, public health and safety, employee health and safety or pollution or protection of the environment (collectively, the “Environmental Statutes”). No environmental conditions have existed on the Leased Real Property that violated and no environmental conditions currently exist on the Leased Real Property that currently violate any Environmental Statute, where such environmental conditions will result in the Surviving Corporation or Parent incurring any costs or expenses for damages, fines, penalties, environmental remediation or investigation expenses or environmental removal expenses. There are no Hazardous Substances currently utilized or stored at the Leased Real Property except for those for which permits have been obtained and are in effect or are present in a manner or in quantities which do not require issuance of permits under the Environmental Statutes. There is no contamination in soils, surface water or groundwater of or beneath the Leased Real Property above levels that exceed remediation standards based on regulations, guidance or risk-based criteria warranting studies or remediation or both that would have any reasonable likelihood, singly or in the aggregate, of having a Material Adverse Effect. “Hazardous Substances” means any material presently listed, defined, designated or classified as hazardous, biohazardous medical waste, toxic or radioactive, under any Environmental Statute, whether by type or by quantity, and petroleum or any derivative or by-product thereof.

(b) Except as set forth in Section 2.24 of the Cartesian Disclosure Schedule:

(i) Each of Cartesian and its Subsidiary has been issued all permits, certificates, approvals, licenses and other authorizations required under all Environmental Statutes, has timely applied therefore and is and continues to be in compliance therewith and Cartesian and its Subsidiary, and their respective predecessors in interest, have had all such required permits and other authorizations and have been in compliance therewith, in each case except for such permits and authorizations with respect to which the failure to obtain or comply with which would not have a Material Adverse Effect; and

(ii) Neither Cartesian or its Subsidiary, nor any of their respective predecessors in interest, has arranged for the transportation, treatment or disposal of any waste that was disposed of or treated at any site listed on any federal CERCLA or state list or other comparable foreign or other lists of hazardous substances sites.

2.25.  Product Warranties

      All products manufactured, sold, leased or delivered by Cartesian or its Subsidiary in the conduct of its business are in conformity with all applicable contractual commitments and all express and implied warranties, and neither Cartesian nor its Subsidiary has any liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Cartesian or its Subsidiary giving rise to any liability) for replacement or repair of any such products or other damages in connection therewith. No product manufactured, sold, leased or delivered by the Company or its Subsidiary is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 2.25 of the Cartesian Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Cartesian and its Subsidiary, including any guaranty, warranty and indemnity provisions.

2.26.  Product Liabilities

      Neither Cartesian nor its Subsidiary has any liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Cartesian or its Subsidiary giving rise to liability) arising out of any injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Cartesian or its Subsidiary.

2.27.  Consents

      Except for (a) the filing of the Articles of Merger with the Secretary of State of the State of California and the Secretary of State of the State of Delaware and (b) the required consents set forth in Section 2.27 of the Cartesian Disclosure Schedule, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or agency or any other third party is required on Cartesian’s part in connection with the valid execution and delivery of this Agreement or the consummation of the transactions herein contemplated other than such consents, approvals, authorizations, designations, declarations or filings which, if not made or obtained, as the case may be, would not, in the aggregate, have a Material Adverse Effect.

2.28.  Certain Interests

      Except as set forth in Section 2.28 of the Cartesian Disclosure Schedule, neither the Cartesian Shareholders, Cartesian or its Subsidiary nor any of Cartesian’s or Subsidiary’s officers or, to the best of Cartesian’s and the Majority Shareholders’ knowledge, directors, has any interest, either by way of contract or by way of investment (other than as holder of not more than 2% of the outstanding capital stock of a publicly traded person) or otherwise, directly or indirectly, in any person other than Cartesian or its Subsidiary that (a) provides any services or designs, produces or sells any product or product lines or engages in any activity similar to or competitive with any activity currently proposed to be conducted by Cartesian or its Subsidiary, (b) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, owned or used by Cartesian or its Subsidiary or (c) any suppliers, vendors or customers of Cartesian or its Subsidiary.

2.29.  Obligations to Comerica Bank

      Neither Cartesian nor its Subsidiary has any liability or obligation of any kind to Comerica Bank, a Michigan banking corporation (“Comerica”), and neither Cartesian nor its Subsidiary has granted a lien or security interest on any of its assets to Comerica to secure any liability or obligation owing by it or any other party to Comerica, other than with respect to or in connection with the credit facilities made available to Cartesian by the United States Small Business Administration through Comerica, as described in Section 2.29 of the Cartesian Disclosure Schedule.

2.30.  Intercompany Accounts

      As at the Closing Date, upon consummation of the transactions contemplated by this Agreement, there will be no intercompany balances, charges or loans between Cartesian and any Cartesian Shareholder or any affiliate of any Cartesian Shareholder. Section 2.30 of the Cartesian Disclosure Schedule identifies the intercompany balances, charges or loans outstanding as of the date of this Agreement between Cartesian and any Cartesian Shareholder or any affiliate of any Cartesian Shareholder.

2.31.  Revision of Certain Agreements

      Prior to the date of this Agreement, Cartesian entered into (a) a Technology Transfer and License Agreement with Biodot, Inc., a California corporation (“Biodot”), and (b) an Agreement with Biodot regarding the termination of all previous agreements and understandings, both upon terms and conditions satisfactory to Parent, true, correct and complete copies of which have been delivered by Cartesian to Parent.

2.32.  Voting Agreements

      Each of the Majority Shareholders has executed and delivered a voting agreement, in the form attached as Exhibit 2.32 (collectively, the “Voting Agreements”), with respect to the voting of all shares of Cartesian Common Stock owned by him or it (which in the aggregate represents the necessary percentage of voting power of Cartesian to effect the shareholder approval) in favor of the transactions contemplated by this Agreement. Such Voting Agreements are in full force and effect and have not been rescinded, abrogated or canceled in any manner.

2.33.  Registration Statement and Proxy Statement

      None of the information to be supplied by Cartesian or the Cartesian Shareholders for inclusion in (a) the Registration Statement on Form S-4 to be filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities Exchange Commission in connection with the Merger for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the “Registration Statement”) or (b) the proxy statement to be distributed in connection with Parent’s meeting of stockholders to vote upon this Agreement and the transactions contemplated by this Agreement, and any amendments thereof or supplements thereto (the “Proxy Statement” and, together with the prospectus included in the Registration Statement, the “Joint Proxy Statement/ Prospectus”)) will, in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the meetings of Parent’s stockholders to be held in connection with the transactions contemplated hereby, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meeting of Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements, in the light of the circumstances under which they are made, not misleading.

2.34.  Brokers

      Other than Charles C. Dragone (“Dragone”), neither the Cartesian Shareholders, Cartesian or its Subsidiary or any of Cartesian’s or its Subsidiary’s directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to either Cartesian or any of the Majority Shareholders for any such fee or commission to be claimed by any person or entity. Cartesian has delivered to Parent a true, correct and complete copy of its agreement with Dragone.

2.35.  Material Facts

      This Agreement, the Cartesian Disclosure Schedule, the other Schedules and the other agreements, documents, certificates or written statements furnished or to be furnished to Parent and/or Acquiring Sub through the Closing Date by or on behalf of Cartesian and/or the Cartesian Shareholders in connection with the transactions contemplated hereby taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein or therein, in light of the circumstances under which they are made, not misleading. There is no fact that is known to Cartesian and/or the Majority Shareholders that have may have a Material Adverse Effect.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

OF THE MAJORITY SHAREHOLDERS

      Each Majority Shareholder, solely on behalf of himself, herself or itself, hereby represents and warrants, severally but not jointly, to Parent and to Acquiring Sub that the following statements are true, complete and correct as of the date of this Agreement and shall be true, complete and correct as of the Effective Time:

3.1.  Power and Authority

      Such Majority Shareholder has full power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which he, she or it is a party and to perform his, her or its obligations hereunder and thereunder. This Agreement constitutes, and the other agreements and instruments to be executed and delivered by such Majority Shareholder pursuant to this Agreement, when executed and delivered in accordance with the terms of this Agreement, will constitute, valid and binding legal obligations of such Majority Shareholder, enforceable against such Majority Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

3.2.  Absence of Violations

      Neither the execution, delivery, performance or compliance of or with this Agreement or any other agreements contemplated herein, nor the consummation of the transactions contemplated herein, will result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or other material agreement of such Majority Shareholder, or any rule or regulation of any court or federal, state or foreign regulatory board or body, or administrative agency having jurisdiction over such Majority Shareholder or over his, her or its properties or businesses.

3.3.  Investment Representations

      There are available over the Internet various public filings made by Parent with the Securities and Exchange Commission pursuant to its EDGAR filing requirements (the “GSI Reports”). Such Majority Shareholder has had access to, and has had sufficient time to review and consider, such GSI Reports. Such Majority Shareholder has been afforded an opportunity to ask questions of and receive answers from representatives of Parent concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information as such Majority Shareholder has requested in writing to verify the accuracy of the GSI Reports and copies of any exhibits identified in such documents that such Majority Shareholder has requested.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

OF PARENT

      Parent represents and warrants to the Majority Shareholders that the following statements are true, complete and correct as of the date of this Agreement and shall be true, complete and correct as of the Effective Time:

4.1.  Corporate Organization

      Each of Parent and Acquiring Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and the Acquiring Sub each has full corporate power and authority and all necessary approvals, licenses, permits and authorizations to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Parent is licensed to do business as a foreign corporation in Michigan.

4.2.  Power and Authority

      Parent and Acquiring Sub each has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The Board of Directors of each of Parent and Acquiring Sub has duly authorized the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party, and, except for the approval of Parent’s stockholders, no other corporate proceedings on the part of Parent or Acquiring Sub are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Acquiring Sub of the transactions contemplated hereby. This Agreement constitutes, and the other agreements and instruments to be executed and delivered by Parent and Acquiring Sub pursuant to this Agreement, when executed and delivered in accordance with the terms of this Agreement, will constitute, valid and binding legal obligations of Parent and Acquiring Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

4.3.  Absence of Violations

      Neither the execution, delivery, performance or compliance of or with this Agreement or any other agreements contemplated herein, nor the consummation of the transactions contemplated herein, will result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or other material agreement of Parent or Acquiring Sub, or the Certificate of Incorporation and bylaws of Parent or Acquiring Sub, or any rule or regulation of any court or federal, state or foreign regulatory board or body, or administrative agency having jurisdiction over Parent or Acquiring Sub or over their properties or businesses.

4.4.  Consents

      Except for (a) the filing of the Articles of Merger with the Secretary of State of the State of California and the Secretary of State of the State of Delaware and (b) the required consents set forth on the attached Schedule 4.4, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or agency or any other third party is required on Parent’s or Acquiring Sub’s part in connection with the valid execution and delivery of this Agreement or the consummation of the transactions herein contemplated other than such consents, approvals, authorizations, designations, declarations or filings which, if not made or obtained, as the case may be, would not, in the aggregate, have a Material Adverse Effect.

4.5.  Parent Common Stock

      Parent has taken all action necessary to authorize and approve the issuance of the Parent Common Stock to be issued under this Agreement and as of the Effective Time, the Parent Common Stock will be validly issued, fully paid and nonassessable. There are no statutory or contractual stockholders preemptive rights or rights of refusal with respect to the issuance of the Parent Common Stock upon consummation of the Merger.

4.6.  Brokers

      Other than Dain Rauscher Wessels, neither Parent, Acquiring Sub nor any of their respective directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to either Parent or Acquiring Sub for any such fee or commission to be claimed by any person or entity.

4.7.  Parent Common Stock and SEC Documents

      The Parent Common Stock is listed for trading on NASDAQ National Market System. The Majority Shareholders have had access to a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the Securities and Exchange Commission since May 5, 2000.

During the fifteen days preceding the date of this Agreement, no event has occurred that would require Parent to file a Current Report on Form 8-K with the Securities and Exchange Commission.

ARTICLE 5.

COVENANTS

5.1.  Affirmative Covenants Concerning Cartesian

      From the date of this Agreement through the Effective Time, Cartesian covenants and agrees that it will, and it will cause its Subsidiary to, and each Majority Shareholder covenants and agrees that it will cause Cartesian and Cartesian’s Subsidiary to:

(a) conduct its business and operations in the ordinary course of business, consistent with its past custom and practice (“Ordinary Course of Business”), and maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements; provided that the accounting books shall be prepared in accordance with GAAP;

(b) maintain its cash management practices and its policies, practices and procedures with respect to collection of trade accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits in accordance with past custom and practice and applicable GAAP; provided however that it will use its commercially reasonable efforts to collect accounts receivable from its active and inactive customers;

(c) cause its current insurance policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless, simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies to the extent practicable for market premiums are in full force and effect;

(d) maintain, repair and replace its assets consistent with its past practices;

(e) use all reasonable efforts to maintain and preserve its present business organization in full force and effect, retain its present employees who are in good standing and maintain its relationships with its agents, distributors, licensees, suppliers and customers;

(f) maintain in full force and effect the existence of all material trademarks, service marks, trade names, corporate names, copyrights, trade secrets, licenses and other Intellectual Property which are used or owned in connection with the business;

(g) comply with all legal requirements and contractual obligations applicable to or binding upon it;

(h) maintain all authorizations, consents, accreditations, licenses, permits and approvals pertaining to it; and

(i) duly and timely file (by the due date or any duly granted extension thereof) all income tax reports and returns and non-income tax reports and returns required to be filed with federal, state, county, local, foreign and other tax authorities, promptly pay all taxes indicated by such returns or otherwise lawfully levied or assessed upon it or any of its properties, unless it is contesting such levy or assessment in good faith and, if appropriate, has established reasonable reserves therefor, and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes required by law to be so withheld or collected.

5.2.  Negative Covenants Concerning Cartesian

      From the date of this Agreement through the Effective Time, Cartesian covenants and agrees that it will not, and it will not cause its Subsidiary to, and each Majority Shareholder hereby covenants and agrees that, except as expressly contemplated hereby, such Majority Shareholder will not cause or permit Cartesian or its Subsidiary to:

(a) forgive, cancel, or waive any rights of material value or any debts or other material obligations owed to it;

(b) amend its articles of incorporation or bylaws other than to facilitate the transactions contemplated hereby;

(c) merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire, any corporation, partnership, association or other business organization or entity or division thereof;

(d) enter into any employment agreements or grant or pay any increases in salary or bonuses, except for commissions paid in the Ordinary Course of Business, provided that Cartesian shall be permitted to pay a transaction closing bonus to Thomas Tisone in the amount of $58,955 to be satisfied through forgiveness of indebtedness in such amount from Tisone to Cartesian for successfully entering into this Agreement;

(e) make any capital expenditures in excess of $10,000 on any single item and in excess of $25,000 in the aggregate;

(f) enter into any agreement, contract or indenture or other instrument relating to indebtedness of it, other than trade payables incurred in the Ordinary Course of Business;

(g) enter into any new business relationships relating to it with any Cartesian Shareholder, its directors and officers or any of their respective family members and affiliates;

(h) establish, enter into, amend, terminate or, except in the Ordinary Course of Business, contribute to any pension, retirement, profit sharing or stock bonus plan or any welfare benefit plan, fringe benefit plan or multi-employer plan covering its employees, except for insurance premiums payable under any such welfare benefit plan;

(i) institute any material change in its methods of purchase, sale, lease or accounting, or accelerate the collection of accounts receivable or delay the payment of accounts payable except as suggested by Cartesian’s auditors to conform its accounting practices to GAAP;

(j) mortgage, pledge or subject to any security interest or lien (except those for taxes not yet due and payable) any of its properties or assets;

(k) sell, assign or transfer any of its tangible assets except in the Ordinary Course of Business or cancel without fair consideration any debts or claims owing to it or held by it;

(l) sell, assign, transfer or encumber its rights to use any name or style containing the name “Cartesian” or any adaptations, derivations or combinations of the foregoing;

(m) sell, assign, transfer or encumber any of its Software, patents or other Intellectual Property or other intangible assets, or disclose any proprietary information to any person except in the Ordinary Course of Business;

(n) make any loans or advances to any person except petty cash advances in the Ordinary Course of Business not exceeding $500 in the aggregate;

(o) issue or sell any shares of its capital stock or securities convertible into shares of its capital stock or any options to acquire shares of its capital stock or securities convertible into shares of its capital stock;

(p) acquire or redeem any of its capital stock or declare or pay any dividends or distributions on its capital stock, except in connection with the exercise of any Cartesian Options or the repurchase of any shares pursuant to any Repurchase Agreement currently in effect;

(q) terminate, amend or modify any contract or agreement or any governmental license, permit or other authorization other than subscriber and service agreements in the Ordinary Course of Business;

(r) enter into any contract or agreement not in the Ordinary Course of Business that requires aggregate payments in excess of $10,000; or

(s) enter into a binding commitment to do any of the foregoing.

5.3.  Competing Transactions

(a) Neither Cartesian nor any Cartesian Shareholder shall, directly or indirectly, and Cartesian shall instruct Cartesian’s officers, directors, employees, agents or advisors or other representatives (including any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (defined in Section 5.3(b) below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Cartesian, or any investment banker, financial advisor, attorney, accountant or other representative retained by Cartesian, to take any such action. Cartesian and the Majority Shareholders shall use their best efforts to notify Parent promptly, and in no event later than one day after receipt, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made. Cartesian and the Cartesian Shareholders immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Cartesian shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Cartesian and the Majority Shareholders shall use their best efforts to ensure that Cartesian’s officers, directors, other shareholders, employees, subsidiaries, agents and advisors or other representatives (including any investment banker, attorney or accountant retained by it) are aware of the restrictions described in this Section 5.3.

(b) For purposes of this Section 5.3, the term “Competing Transaction” means any of the following involving Cartesian (other than the Merger):

(i) any sale of stock or other equity interests, merger, consolidation, share exchange, business combination or other similar transaction;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Cartesian in a single transaction or series of related transactions; or

(iii) any agreement to, or public announcement by Cartesian of, a proposal, plan or intention to do any of the foregoing.

5.4.  Access to Information

      Cartesian will (and the Majority Shareholders will cause Cartesian to) permit Parent, Parent’s affiliates and their respective employees, accountants, legal counsel, financial advisors and other representatives to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Cartesian or its Subsidiary, to such premises, properties, personnel, properties, books, records, contracts, tax records and documents of or pertaining to Cartesian and its Subsidiary as is reasonably requested by or necessary or desirable for Parent in connection with the transactions contemplated by this Agreement.

5.5.  Confidentiality

      The parties will not use, or permit the use of, any of the information relating to any other party furnished to it in connection with the transactions contemplated herein (“Information”) in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transactions contemplated herein, and that they will not disclose, divulge, provide or make accessible (collectively, “Disclose”), or permit the Disclosure of, any of the Information to any person or entity, other than their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party’s regular counsel, by other requirements of law, unless the disclosing party first obtains the prior written consent of the other parties. The parties also will promptly return to the party from whom originally received all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. This Section 5.5 survives the Closing and any termination of this Agreement.

5.6.  Registration Statement and Proxy Statement

      Parent shall file with the Securities and Exchange Commission as soon as is reasonably practicable after the date hereof the Registration Statement and shall use all reasonable efforts to have the Registration Statement declared effective by the Securities and Exchange Commission as promptly as practicable. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to this Agreement and shall use all reasonable efforts to obtain required approvals and clearance with respect thereto. The parties shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the foregoing sentence.

5.7.  Listing

      Parent shall use its reasonable best efforts to effect, at or before the Effective Time, or as soon thereafter as is practicable, authorization for listing on NASDAQ, upon official notice of issuance, of the shares of Parent Common Stock to be issued pursuant to the Merger.

5.8.  Compliance with Securities Act

      Cartesian shall cause each officer, each director and each other person who is an “affiliate,” of Cartesian, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (“Rule 145”), to deliver to Parent, at or prior to the Effective Time a written agreement (an “Affiliate Agreement”) to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Parent, is exempt from the registration requirements of the Securities Act.

5.9.  Audited Financial Statements-Compliance with SEC Requirements

      Cartesian will (and the Majority Shareholders will cause Cartesian to) ensure that all of its audited consolidated financial statements are in compliance with the Securities and Exchange Commission requirements, including requirements that such statements be in “SX” format and compliance. Cartesian will (and the Majority Shareholders will cause Cartesian to) obtain the consent of its auditors to the inclusion of audit reports and financial statements with Parent’s Securities and Exchange Commission filings.

5.10.  Payoff of Non-Trade Payables

      Upon consummation of the transactions contemplated by this Agreement, on the Closing Date Parent will provide sufficient funds to Surviving Corporation to enable Surviving Corporation to pay, and Parent shall cause Surviving Corporation to pay, all amounts owed by Cartesian immediately prior to the Effective Time to all third parties for all of its non-trade payable debts as set forth on the attached Schedule 5.10, which Schedule shall be updated by Cartesian and delivered to Parent two business days prior to the Closing, the aggregate amount of which funds shall be referred to in this Agreement as the “Payoff Amount” and shall in no event exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

5.11.  Seat on Parent’s Board of Directors

      Parent shall nominate Thomas C. Tisone, Ph.D. to a seat on its board of directors for a term that would begin as of the Effective Time and end on the first to occur of the 2004 annual meeting of Parent’s stockholders or May 31, 2004. Concurrently with the Closing, Parent and Mr. Tisone will execute and deliver an Indemnification Agreement (the “Indemnification Agreement”) substantially in the form of other Indemnification Agreements executed by the other members of Parent’s Board of Directors.

5.12.  Further Assurances; Cooperation; Notification

(a) Each party will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require to carry out the intent of this Agreement, including, but not limited to, any securities filings.

(b) At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Article 6 hereof.

ARTICLE 6.

CONDITIONS TO CLOSING

6.1.  Conditions to Obligations of Parent

      Parent’s obligation to consummate the transactions contemplated hereby is subject to satisfaction at or prior to the Effective Time of the following conditions, any of which may be waived in writing by Parent:

(a) The Registration Statement shall have been declared effective by the Securities and Exchange Commission in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceedings for that purpose shall have been instituted by the Securities and Exchange Commission or any state regulatory parties;

(b) This Agreement and the Merger shall have been authorized by the requisite vote of the stockholders of Parent in accordance with the DGCL and the Certificate of Incorporation and bylaws of Parent;

(c) The representations and warranties set forth in Articles 2 and 3 shall be true and correct in all material respects, in each case at and as of the Effective Time, as though the Effective Time were substituted for the date hereof throughout such representations and warranties, except for representations and warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of a specified date;

(d) Each of Cartesian and the Majority Shareholders shall have performed and complied with all of their respective covenants and agreements set forth in this Agreement through the Effective Time;

(e) Since the date of the Most Recent Balance Sheet, no event having a Material Adverse Effect shall have occurred;

(f) All governmental filings, licenses, consents, authorizations, waivers and approvals that are required to be made or obtained for the consummation of the transactions contemplated by this Agreement and for the conduct of the business and operation thereof by the Surviving Corporation thereafter will have been duly made and obtained without conditions or requirements that are materially adverse to the Surviving Corporation;

(g) All consents, waivers and approvals by third parties that are required to be obtained for the consummation of the transactions contemplated by this Agreement will have been duly obtained without conditions or requirements that are materially adverse to Parent;

(h) No suit, action or proceeding will be pending or threatened before any court or quasi-judicial or administrative agency wherein any adverse judgment, decree, order or injunction would (i) prevent the consummation of the transactions contemplated by this Agreement, (ii) cause any of such transactions to be rescinded following consummation, (iii) materially and adversely affect the right of Parent or the Surviving Corporation to operate or control the business of Cartesian, or (iv) result in a Material Adverse Effect (and no such judgment, decree, order or injunction shall be in effect); and

(i) Parent shall be satisfied, in its sole and absolute discretion, with its due diligence investigation of all intellectual property matters concerning Cartesian. If Parent fails to notify Cartesian in writing that it is not satisfied with the results of such investigation on or before September 13, 2001, then Parent shall be deemed to be satisfied with such investigation.

(j) David Gracie shall have executed and delivered to Parent an employment term sheet, reasonably satisfactory to Parent (which approval will not be unreasonably withheld.

(k) David Lorenz shall have executed and delivered to Parent an Amendment to Employment Agreement, reasonably satisfactory to Parent (which approval will not be unreasonably withheld.)

6.2.  Conditions to Obligations of Cartesian and the Majority Shareholders

      The obligation of Cartesian and the Majority Shareholders to consummate the transactions contemplated hereby is subject to satisfaction at or prior to the Effective Time of the following conditions, any of which may be waived in writing by Cartesian and the Majority Shareholders:

(a) The Registration Statement shall have been declared effective by the Securities and Exchange Commission in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceedings for that purpose shall have been instituted by the Securities and Exchange Commission or any state regulatory parties;

(b) This Agreement and the Merger shall have been authorized by the requisite vote of the stockholders of Parent in accordance with the DGCL and the Certificate of Incorporation and bylaws of Parent;

(c) The representations and warranties set forth in Article 4 above shall be true and correct in all material respects in each case at and as of the Effective Time, as though the Effective Time were substituted for the date hereof throughout such representations and warranties, except for representations and warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of a specified date;

(d) Parent shall have performed and complied with all of its covenants and agreements set forth in this Agreement through the Effective Time;

(e) All governmental filings, licenses, consents, authorizations, waivers and approvals that are required to be made or obtained for the consummation of the transactions contemplated by this Agreement will have been duly made and obtained without conditions or requirements that are materially adverse to the Cartesian Shareholders;

(f) All consents, waivers and approvals by third parties that are required to be obtained by Parent for the consummation of the transactions contemplated by this Agreement will have been duly obtained without conditions or requirements that are materially adverse to Cartesian; and

(g) No suit, action or proceeding will be pending or threatened before any court or quasi-judicial or administrative agency wherein any adverse judgment, decree, order or injunction would prevent the consummation of the transactions contemplated by this Agreement or cause any of such transactions to be rescinded following consummation.

ARTICLE 7.

CLOSING

7.1.  Closing

      The closing (the “Closing”) of the transactions contemplated in this Agreement (the “Closing”) will be held at the offices of Parent, at 4355 Varsity Drive, Ann Arbor, Michigan, 48108, or at such other location as mutually agreed to by the parties, as soon as reasonably possible following the execution and delivery of this Agreement and after the conditions set forth in Article 6 of this Agreement are satisfied. The date on which the Closing is held is referred to in this Agreement as the “Closing Date”. In any event, the Closing shall occur no later than November 30, 2001; provided, however, that if the sole remaining conditions to be satisfied are those set forth in Sections 6.1(a), 6.1(f) and 6.2(e), then such date shall be extended to January 31, 2002 (the “Outside Date”). The due date of the Bridge Loan will be extended by one day for each day that elapses between December 1, 2001, and the Outside Date.

7.2.  Deliveries by Cartesian and Majority Shareholders.

      At the Closing, Cartesian and the Majority Shareholders shall deliver or cause to be delivered to Parent the following:

(a) The Certificate of Merger;

(b) The Escrow Agreement;

(c) A Lock-Up Agreement, in the form attached as Exhibit 7.2(c) (the “Lock-Up Agreement”), executed by all of the Cartesian Shareholders;

(d) An Affiliate Agreement, in the form attached as Exhibit 7.2(d), executed by those persons listed on the attached Schedule 7.2(d);

(e) An Employment Agreement, in the form attached hereto as Exhibit 7.2(e) (the “Employment Agreement”), executed by Thomas C. Tisone, Ph.D.;

(f) A UK Employment Agreement, substantially in the form used by Parent for its similarly situated employees in the UK, executed by Andrew Sweet (the “UK Agreement”);

(g) Confidentiality Agreements, in the form attached hereto as Exhibit 7.2(i), executed by each of the individuals listed on Schedule 7.2(i) (the “Confidentiality Agreements”);

(h) A Consulting Agreement, satisfactory to Parent, executed by Donald J. Rose (the “Rose Consulting Agreement”);

(i) A Consulting Agreement, in the form attached hereto as Exhibit 7.2(k), executed by each of Daniel Tisone and Chris Tisone (the “Tisone Consulting Agreement”);

(j) Non-Compete Agreements, in the form attached hereto as Exhibit 7.2(l) (the “Non-Compete Agreements”), executed by Thomas C. Tisone, Ph.D, Michael Surmanian and Donald J. Rose;

(k) The Options Certificate;

(l) The Indemnification Agreement, executed by Thomas Tisone;

(m) An opinion of Higham, McConnell & Dunning LLP, counsel to Cartesian and the Majority Shareholders, in form and substance reasonably satisfactory to Parent, addressed to Parent and dated as of the Effective Time;

(n) A certificate signed by Cartesian’s Chief Executive Officer to the effect that each of the conditions specified above in Sections 6.1(c)-(h), inclusive, above has been satisfied in all respects;

(o) A certified copy of the resolutions by which the corporate action on Cartesian’s part necessary to approve this Agreement, the Merger and the transactions contemplated hereby were taken;

(p) An incumbency certificate signed by a duly authorized officer of Cartesian certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto;

(q) Copies of all governmental licenses, consents, authorizations, accreditations, waivers and approvals (other than with respect to filings to which Parent is a party or co-applicant) that are required to be obtained pursuant to subsection 6.1(f) above and of all consents, waivers and approvals by third parties that are required to be obtained pursuant to subsection 6.1(g) above;

(r) Long form good standing certificates of Cartesian and its Subsidiary issued by their respective jurisdictions of incorporation and any jurisdiction in which either of them is qualified to do business, each dated as of a date within three days prior to the Effective Time;

(s) The Articles of Incorporation of Cartesian, certified as of a date no more than seven (7) days prior to the Effective Time by the Secretary of State of the State of California, and bylaws of Cartesian certified by its Secretary;

(t) Constituent Documents for CTE;

(u) Opinion of Cartesian’s patent counsel in form reasonably satisfactory to Parent; and

(v) Such other documents or instruments as Parent reasonably requests to effect the transactions contemplated hereby.

7.3.  Deliveries by Parent and Acquiring Sub

      At the Closing, Parent and Acquiring Sub shall deliver or cause to be delivered to Cartesian or the Cartesian Shareholders, as applicable, the following:

(a) The Certificate of Merger;

(b) The Escrow Agreement;

(c) The Lock-Up Agreements;

(d) The Employment Agreement;

(e) The UK Agreement;

(f) The Confidentiality Agreements;

(g) The Rose Consulting Agreement;

(h) The Tisone Consulting Agreement;

(i) The Non-Compete Agreements;

(j) The Indemnification Agreement;

(k) An opinion of Jaffe, Raitt, Heuer & Weiss, counsel to Parent and Acquiring Sub, in form and substance reasonably acceptable to Cartesian, addressed to Cartesian and the Majority Shareholders and dated as of the Effective Time;

(l) A certificate signed by an officer of Parent to the effect that each of the conditions specified in Sections 6.2(c)-(f), inclusive, above are satisfied in all respects; and

(m) A certificate of the Secretary of Parent attesting as to (i) the corporate action on the part of Acquiring Sub and Parent necessary to approve this Agreement and the Merger were taken and (ii) an incumbency certificate signed by a duly authorized officer of Acquiring Sub certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto.

ARTICLE 8.

TERMINATION AND ABANDONMENT

8.1.  Methods of Termination

      This Agreement may be terminated and the transactions contemplated herein may be abandoned in accordance with the following:

(a) By mutual written consent of Parent, Acquiring Sub, Cartesian and the Majority Shareholders; or

(b) By Parent and Acquiring Sub, on the one hand, or Cartesian and the Majority Shareholders, on the other hand, if the Effective Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date; provided, however, further, that any termination by Cartesian and the Majority Shareholders after the Outside Date shall not accelerate the payment due under the Bridge Loan.

8.2.  Procedure Upon Termination

      If this Agreement is terminated pursuant to Section 8.1 above, written notice thereof will forthwith be given to the other party or parties, and the provisions of this Agreement will terminate, and the transactions contemplated hereby will be abandoned, without further action by any party. Except as provided in Section 8.3 below, if this Agreement is terminated as provided in Section 8.1 above: (a) each party will, upon request, redeliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; (b) the obligations of the parties contained in Section 5.5 and in this Article 8 shall remain in full force and effect and survive the termination of this Agreement in accordance with its terms; and (c) no party will otherwise have any liability for a breach of any representation, warranty, agreement, covenant or other provision of this Agreement; provided, however, that nothing herein shall relieve any party from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement.

8.3.  Termination Fees and Expenses

      If Cartesian shall fail to timely consummate the Closing before the Outside Date, except as permitted under 6.2, then, in addition to any other remedies that Parent may be entitled to, Cartesian shall pay to Parent an amount equal to $1.0 million plus all of Parent’s Expenses (defined below), as evidenced by reasonable documentation. In addition, Parent shall be entitled to pursue specific performance under this Agreement and other remedies available under applicable law. For purposes of this Agreement, the term “Parent’s Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Parent and Acquiring Sub) incurred by Parent and Acquiring Sub, or on their behalf, in connection with or related to the authorization, preparation, negotiation, execution and performance of Parent’s and Acquiring Sub’s obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement/ Prospectus, the solicitation of stockholder or shareholder approvals, any filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, and all other matters related to the Closing.

8.4.  Termination Fees and Expenses

      If Parent shall fail to timely consummate the Closing before the Outside Date, except as permitted under 6.1, then, in addition to any other remedies that Cartesian may be entitled to, Parent shall pay to Cartesian an amount equal to $1.0 million, which may be satisfied by offset against amounts due under the Bridge Loan, plus all of Cartesian’s Expenses (defined below), as evidenced by reasonable documentation. In addition, Cartesian shall be entitled to pursue specific performance under this Agreement and other remedies available under applicable law. For purposes of this Agreement, the term “Cartesian’s Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Cartesian) incurred by Cartesian in connection with or related to the authorization, preparation, negotiation, execution and performance of Cartesian’s obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement/ Prospectus, the solicitation of stockholder or shareholder approvals, any filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, and all other matters related to the Closing.

ARTICLE 9.

SURVIVAL AND INDEMNIFICATION

9.1.  Survival

      The representations, warranties and covenants of each of the parties shall survive the Effective Time and continue in full force and effect for a period of one (1) year after the Effective Time; provided, however, that the representations, warranties and covenants of Cartesian and the Majority Shareholders under Sections 2.1, 2.2, 2.3, 2.4, 2.11, 2.15, 2.23, 2.24 and 2.33 shall survive the Effective Time and continue in full force and effect for a period of three (3) years after the Effective Time.

9.2.  Indemnification by Parent

      Parent agrees to indemnify, defend and hold harmless the Majority Shareholders from and against any and all losses, liabilities, obligations, payments, penalties, fines, damages, judgments, costs and expenses, including, without limitation reasonable legal fees and expenses (collectively, “Damages”), which any of them may suffer, incur or become liable for as a result of or in connection with (a) any inaccuracy or misrepresentation in, or breach of, any warranty or covenant of Parent set forth in this Agreement (including the Schedules attached to and made a part of this Agreement), and (b) any breach or failure of Parent to perform any covenant or agreement required to be performed by Parent under this Agreement.

9.3.  Indemnification by Majority Shareholders

      The Majority Shareholders, joint and severally, agree to indemnify, defend and hold harmless Parent, Acquiring Sub, the Surviving Corporation and their respective directors, officers, shareholders, employees, agents, successors and assigns, from and against any and all Damages which any of them may suffer, incur or become liable for as a result of or in connection with (a) any inaccuracy or misrepresentation in, or breach of, any warranty or covenant of Cartesian or the Majority Shareholders set forth in this Agreement (including the Cartesian Disclosure Schedule and any other Schedules attached to and made a part of this Agreement), and (b) any breach or failure of Cartesian and/or the Majority Shareholders to perform any covenant or agreement required to be performed by them under this Agreement. The indemnity obligations of the Majority Shareholders shall be limited to the 1,500,000 shares of Parent Common Stock in escrow pursuant to the Escrow Agreement, provided, that if such stock is released from escrow, the indemnification obligations shall be limited to the sum of $3,000,000.

9.4.  Indemnification De Minimis Threshold

      (a)  Except as expressively provided otherwise herein, and subject to the provisions of Section 9.4(b), neither Parent nor any Majority Shareholder, as the case may be, will be entitled to indemnification under this Agreement unless the aggregate of all claims with respect to matters arising hereunder is more than One Hundred Thousand Dollars ($100,000) (the “Threshold Amount”). When the aggregate amount of all such indemnification claims hereunder equals or exceeds the Threshold Amount, the Parent or the Majority Shareholders, as the case may be, will be entitled to full indemnification of all claims, including the One

Hundred Thousand Dollars ($100,000) that amounted to the Threshold Amount. Once the aggregate amount of all indemnification claims hereunder equal or exceed the Threshold Amount, the Majority Shareholders or the Parent, as the case may be, will be entitled to full indemnification for all claims. The parties agree that the Threshold Amount is not a deductible amount, nor will the Threshold Amount will be deemed to be a definition of “material” for any purpose in this Agreement.

      (b)  Notwithstanding the foregoing, in the case of any untrue representation with respect to which any Majority Shareholder had actual present knowledge at the time of Closing that such representation was untrue, without disclosing such to Parent on or prior to the Closing Date, the Majority Shareholders, jointly and severally, will promptly pay Parent the full indemnification claim without regard to the Threshold Amount set forth in this Section, the indemnification limitation in Section 9.3 or the time limitation set forth in Section 9.1.

9.5.  Claims for Indemnification

      The parties intend that all indemnification claims hereunder be made as promptly as practicable by the party seeking indemnification (the “Claimant”). Whenever any claim arises for indemnification hereunder the Claimant will promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a “Third Party Claim”), the notice to the Indemnifying Party will specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnifying Party shall have the right to dispute and defend all Third Party Claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the Indemnifying Party, and the cost of such defense shall be borne by the Indemnifying Party, except that the Claimant shall have the right to participate in such defense at its own expense; and provided, however that the Indemnifying Party must first acknowledge that the claim is a bona fide indemnification claim under this Agreement. The Claimant shall cooperate in all reasonable respects in the defense of any such claim, including making personnel, books, and records relevant to the claim available to the Indemnifying Party, without charge, except for reasonable out-of-pocket expenses. If the Indemnifying Party fails to take action within thirty (30) days as set forth above, then the Claimant shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the reasonable expenses of defense or settlement as the claim. The Claimant shall also have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnifying Party, and any reasonable expenses incurred by Claimant in so acting shall be paid by the Indemnifying Party. Except as otherwise provided herein, the Claimant will not settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. If the Indemnifying Party is of the opinion that the Claimant is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, it will deliver, within twenty (20) business days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If timely notice of objection is not delivered or if a claim by an Claimant is admitted in writing by an Indemnifying Party, the Claimant, as a non-exclusive remedy, will have the right to set-off the amount of such claim or award against any amount yet owed, whether due or to become due, by the Claimant or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or arrangement or contract to be entered into at the Closing. If the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article 9, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the Damages to which such indemnification relates; provided, however, that the Indemnifying Party shall be subrogated only to the extent of any amount paid by it pursuant to this Article 9 in connection with such Damages.

9.6.  Representative

      Thomas Tisone (the “Representative”) shall, by virtue of the Merger and the execution of this Agreement by the Majority Shareholders, be irrevocably appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Majority Shareholders (with full power of substitution in the premises) in connection with the indemnity provisions of this Article 9, as they relate to the Majority Shareholders generally, the notice provision of this Agreement, such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including, without limitation, to act as the representative of such Majority Shareholders, to compromise on their behalf with Parent any claims asserted thereunder and to authorize payments to be made with respect thereto and to take such further actions as are authorized in this Agreement. Parent and the Surviving Corporation and each of their respective affiliates shall be entitled to rely on such appointment and treat such Representative as the duly appointed attorney-in-fact of each Majority Shareholder. Each Majority Shareholder who receives any Parent Common Stock in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority and acknowledges and agrees that such appointment is irrevocable and coupled with an interest, it being understood that the willingness of Parent to enter into this Agreement is based, in part, on the appointment of a representative to act on behalf of the Majority Shareholders.

ARTICLE 10.

MISCELLANEOUS PROVISIONS

10.1.  Expenses

      Subject to Schedule 5.10, each of the parties will bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including without limitation fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the transactions contemplated hereby are consummated.

10.2.  Amendment and Modification

      Subject to applicable law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties.

10.3.  Waiver of Compliance; Consents

      Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

10.4.  No Third Party Beneficiaries

      Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

10.5.  Notices

      All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (c) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

If to either Cartesian or any of the Majority Shareholders:

To:	Cartesian Technologies, Inc.

17851 Sky Park Circle. Suite C
Irvine, California 92614
Attention: Thomas C. Tisone, Ph.D.
Fax: (949) 622-0255

With a copy to:

                     Higham, McConnell & Dunning LLP

28202 Cabot Road, Suite 450
Laguna Niguel, California 92677-1250
Attention: Steven J. Dunning
Fax: (949) 365-5522

or to such other person or address as either Cartesian or the Majority Shareholders will furnish to the other parties in writing in accordance with this Section.

If to Parent or the Acquiring Sub:

To:	Genomic Solutions Inc.

4355 Varsity Drive
Ann Arbor, MI 48108
Attn: Jeff Williams
Fax: (734) 975-4808

With a copy to:

                     Jaffe, Raitt, Heuer & Weiss

One Woodward Avenue, Suite 2400
Detroit, MI 48226
Attn: Peter Sugar
Fax: (313) 961-8358

or to such other person or address as either Parent or Acquiring Sub will furnish to the other parties hereto in writing in accordance with this Section.

10.6.  Assignment

      This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties without the prior written consent of the other parties, provided, however, that Parent may assign this Agreement upon notice to Cartesian and the Majority Shareholders, in whole or in any part, and from time to time, to a wholly-owned, direct or indirect, subsidiary of Parent, if Parent remains bound hereby.

10.7.  Governing Law

      This Agreement and all legal relations among the parties will be governed by and construed in accordance with the internal substantive laws of the State of Delaware (without regard to principles of conflict of laws that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

10.8.  Counterparts, Telecopied Signatures

      This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

10.9.  Headings

      The table of contents and the headings of the sections and Sections of this Agreement are inserted for convenience only and will not constitute a part hereof.

10.10.  Entire Agreement

      The Cartesian Disclosure Schedule, the other Schedules and the Exhibits referred to in this Agreement, together with this Agreement embody the entire agreement and understanding of the parties in respect of the transactions contemplated by this Agreement and together they are referred to as “this Agreement” or the “Agreement”. This Agreement supersedes all prior and contemporaneous oral and written agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement, including the Term Sheet which is hereby terminated.

10.11.  Injunctive Relief

      It is expressly agreed among the parties that monetary damages would be inadequate to compensate a party for any breach by any other party of its covenants in Section 5.2. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Section 5.5 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek specific enforcement of the terms thereof.

10.12.  Attorneys Fees

      If any arbitration, litigation or similar proceedings are brought by any party to enforce any obligation or to pursue any remedy under this Agreement, the party prevailing in any such arbitration, litigation or similar proceedings will be entitled to costs of collection, if any, and reasonable attorneys fees incurred in connection with such proceedings and in collecting or enforcing any award granted therein.

10.13.  Knowledge of Cartesian and the Majority Shareholders

      Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Cartesian and the Majority Shareholders, such phrase means the actual present knowledge of either one or all of the Majority Shareholders.

10.14.  Arbitration

      In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties agree to submit such dispute or controversy to binding arbitration. The sole arbitrator shall be selected from the list (the “List”) of arbitrators supplied by the American Arbitration Association (“AAA”) following written request by any party. If the parties to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the List by all parties to such arbitration, then any party to the dispute may request, in writing, that AAA appoint an arbitrator within ten (10) days following receipt of such request (the “Arbitrator”). The arbitration shall take place in Orange County, California, if the defendant is Cartesian or any of the Majority Shareholders, or Ann Arbor, Michigan, if the defendant is Parent, at a place mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place determined by the Arbitrator. Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of AAA then in effect. The parties agree that all actions or proceedings arising in connection with this Agreement shall be arbitrated exclusively in Orange County, California, if the defendant is Cartesian or nay of the Majority Shareholders, or Ann Arbor, Michigan, if the defendant is Parent. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in his Section. Each party hereby waives any right it may have to asset the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. The decision of the Arbitrator shall be final and binding on all of the parties to the arbitration, shall be non-appealable and may be enforced by a court of competent jurisdiction. In addition to attorneys’ fees as provided herein, the prevailing party shall be entitled to recover from the non-prevailing party reasonable costs and expenses. The costs and fees of the arbitration shall be paid by the non-prevailing party. The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance. Prior to the appointment of an Arbitrator, any party may seek a temporary restraining order or a preliminary injunction from the Orange County Superior Court, if the defendant is Cartesian or any of the Majority Shareholders, or the appropriate court in Ann Arbor, Michigan, if the defendant is Parent, which shall be effective until a final decision is rendered by the Arbitrator.

10.15.  Rules of Construction

      Wherever in this Agreement words are used in the masculine or neuter gender, they shall be read and be construed as in the masculine, feminine or neuter gender wherever they would so apply, and vice versa. Wherever words appear in the singular or plural, they shall be read and construed as in the plural or singular, respectively, wherever they would so apply. This Agreement is being entered into by and among competent and sophisticated parties who are experienced in business matters and represented by counsel and other advisors, and has been reviewed by the parties and their counsel and other advisors. Therefore, any ambiguous language in this Agreement will not be construed against any particular party as the drafter of the language.

(Signatures Follow on Next Page)

      IN WITNESS WHEREOF, the parties have caused this Amended and Restated Agreement and Plan of Merger to be duly executed as of the day and year first above written.

GENOMIC SOLUTIONS INC.,
a Delaware corporation

By:	/s/ JEFFREY S. WILLIAMS

Its:	President and Chief Executive Officer

CARTESIAN ACQUIRING
CORPORATION,
a Delaware corporation

By: /s/ JEFFREY S. WILLIAMS

Its:	President

CARTESIAN TECHNOLOGIES, INC.,
a California corporation

By:	/s/ THOMAS TISONE

Its:	President

MAJORITY SHAREHOLDERS:

S&S BETEILIGUNGS GmbH,

By:	/s/ WERNER SPRECHT

Its:	President

/s/ THOMAS TISONE

THOMAS C. TISONE, PH.D.

/s/ MICHAEL L. SURMANIAN

MICHAEL L. SURMANIAN

TABLE OF SCHEDULES AND EXHIBITS

Schedules

      Cartesian Disclosure Schedule

Schedule 4.4	Consents

Schedule 7.2(d)	List of Persons Executing Affiliate Agreements

Schedule 7.2(i)	List of Individuals Executing Confidentiality Agreements

Exhibits

Exhibit 1.2	Form of Certificate of Merger

Exhibit 1.3(a)	Form of Escrow Agreement

Exhibit 2.32	Form of Voting Agreement

Exhibit 7.2(c)	Form of Lockup Agreement

Exhibit 7.2(d)	Form of Affiliate Agreement

Exhibit 7.2(e)	Form of Employment Agreement

Exhibit 7.2(i)	Form of Confidentiality Agreement

Exhibit 7.2(k)	Form of Tisone Consulting Agreement

Exhibit 7.2(l)	Form of Non-Compete Agreements

Exhibit 1.2

FORM OF
CERTIFICATE OF MERGER

     THIS CERTIFICATE OF MERGER (the “Certificate”) is made and entered into as of                    , 2001 by and between Cartesian Technologies, Inc. a California corporation (“Cartesian”) and Cartesian Acquiring Corporation a Delaware corporation (the “Corporation”), pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “Delaware Act”) and the General Corporation Law of the State of California (the “California Act” and together with the Delaware Act, the “Acts”).

     Cartesian and the Corporation hereby agree to and do hereby affect the merger of Cartesian with and into the Corporation (the “Merger”) upon the terms and conditions set forth in this Certificate, effective as of the Effective Date (defined below):

1.	CONSTITUENT ENTITIES

     a.     The name and state of formation of each of the constituent entities involved in the Merger are as follows:

Name	State of Incorporation

Cartesian Technologies, Inc.	California

Cartesian Acquiring Corporation	Delaware

     b.     The surviving entity (the “Surviving Entity”) shall be Cartesian Acquiring Corporation, a Delaware corporation.

     c.     Cartesian’s authorized capital stock consists of 10,000,000 shares of common stock, par value $0.01 per share, of which 1,632,103 shares are issued and outstanding. All shares of Cartesian’s common stock are identical and have all the rights, preferences and limitations of shares of common stock stated in the California Act. All holders of Cartesian’s common stock are entitled to vote.

     d.     The Corporation’s authorized capital consists of 3,000 shares of common stock, par value $0.001 per share, of which 100 shares are issued and outstanding. All shares of the Corporation’s common stock are identical and have all the rights, preferences and limitations of shares of common stock stated in the Delaware Act. All holders of the Corporation’s common stock are entitled to vote.

2.	TERMS AND EFFECT OF MERGER

     a.     On the Effective Date, upon consummation of the Merger, Cartesian and the Corporation will cease to exist separately, and Cartesian shall be merged with and into the Corporation in accordance with the provisions of this Certificate and in accordance with the provisions of the Acts.

     b.     On the Effective Date, upon consummation of the Merger, all of the existing shares of Cartesian’s capital stock shall be surrendered and, shall, by virtue of the Merger and without any action on the part of the shareholders of Cartesian, be converted into and shall represent the right to receive shares of common stock of Genomic Solutions Inc. and cash, as more particularly described in that Agreement and Plan of Merger, dated as of September 6, 2001, between Genomic Solutions Inc., the Corporation, Cartesian, and certain shareholders of Cartesian (the “Plan of Merger”). All of the outstanding shares of the capital stock of Cartesian will be canceled.

3.	CERTIFICATE OF INCORPORATION

     The Certificate of Incorporation and the Bylaws of the Corporation in effect on the Effective Date shall be the Certificate of Incorporation and the Bylaws of the Surviving Entity.

4.	FILING OF CERTIFICATE; EFFECTIVE DATE

     a.     To cause the Merger to be effective, a copy of this Certificate shall be filed with the Secretary of State of Delaware, with proof of such filing filed with the Secretary of State of California.

     b.     The effective date of the Merger (the “Effective Date”) shall be                    , 2001.

5.	ADOPTION AND APPROVAL

     This Certificate and the Plan of Merger have been approved, adopted, certified, executed and acknowledged in accordance with (a) the requirements of Section 252 the Delaware Act, and (b) Section 1100 et. seq. of the California Act.

6.	COPIES OF THIS AGREEMENT

     An original, executed copy of this Certificate shall remain on file at the Surviving Entity’s principal place of business, the address of which is c/o Genomic Solutions Inc., 4355 Varsity Drive, Suite E, Ann Arbor, Michigan 48108, and upon request and without cost, the Surviving Entity shall furnish a copy thereof to any shareholder of Cartesian or the Corporation.

7.	MERGER PERMITTED UNDER DELAWARE AND CALIFORNIA LAW

     This Merger is permitted under, and has been effectuated in accordance with, the laws of the States of Delaware and California.

     IN WITNESS WHEREOF, the undersigned have caused this Certificate of Merger to be executed as of                    , 2001.

CARTESIAN TECHNOLOGIES, INC., a
California corporation

By:	____________________________________________
Its:	____________________________________________

CARTESIAN ACQUIRING
CORPORATION, a Delaware corporation

By:	____________________________________________
Its:	____________________________________________

Exhibit 1.3(a)

FORM OF ESCROW AGREEMENT

     THIS ESCROW AGREEMENT(the “Agreement”) is made as of                , 2001, by and among GENOMIC SOLUTIONS INC., a Delaware corporation (“GSI”), S&S BETEILIGUNGS GmbH (“S&S”), THOMAS C. TISONE (“T. Tisone”), MICHAEL SURMANIAN (“Surmanian”) (S&S, T. Tisone, and Surmanian are sometimes collectively referred to herein as the “Shareholders”) and                , a                , as escrow agent (“Escrow Agent”). All capitalized terms used, but not otherwise defined, in this Agreement have the same meanings as in the Agreement and Plan of Merger (the “Merger Agreement”), dated           , 2001, to which GSI and the Shareholders are parties, a copy of which (without Exhibits or Schedules) is attached to this Agreement for reference purposes only.

RECITALS:

     A.     Pursuant to the Merger Agreement, Cartesian Technologies, Inc., a California corporation (“Cartesian”), has merged with and into Cartesian Acquiring Corporation, a Delaware corporation (“Acquiring Sub”), with Cartesian’s shareholders receiving shares of GSI’s common stock.

     B.     The Merger Agreement contemplates that certificates representing shares of GSI common stock are to be held in escrow under this Agreement and are to be disbursed in accordance with the provisions of this Agreement.

     NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereby agree as follows:

1.	Appointment of Escrow Agent. The parties hereby appoint as Escrow Agent, to hold the Escrow Shares, as defined below, in trust for the benefit of the parties and to act in accordance with the terms and conditions set forth in this Agreement, and Escrow Agent hereby accepts such appointment in accordance with such terms and conditions.

2.	Deposits into Escrow. Contemporaneously with the execution and delivery of this Agreement, the Shareholders have deposited with Escrow Agent certificates representing an aggregate of one million five hundred thousand (1,500,000) shares of GSI common stock (the “Escrow Shares”) and Assignments Separate from Certificate in the form attached hereto as Exhibit A in the following amounts: S&S – 584,400 shares; Tisone – 525,150 shares; and Surmanian – 390,450 shares. Escrow Agent hereby acknowledges receipt of the Escrow Shares, and Escrow Agent further agrees to hold and disburse the Escrow Shares in accordance with the terms of this Agreement.

3.	Additional Deposits into Escrow.

3.1.	If the Shareholders shall receive or become entitled to receive any:

(a)	stock certificate(s) issued in respect of the Escrow Shares, including, without limitation, any certificate representing a stock dividend or payable in respect of the Escrow Shares or issued in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off;
(b)	option, warrant or right, if issued in substitution or in exchange for, or on account of, any of the Escrow Shares; or
(c)	dividends or distributions on the Escrow Shares payable other than in cash, including securities issued by a party other than GSI;

the Shareholders shall accept the same and shall deliver the same forthwith to Escrow Agent, in the exact form received with, as applicable, the Shareholders’ endorsement when necessary or appropriate stock powers duly executed in blank. Any property received by Escrow Agent hereunder shall be held by Escrow Agent pursuant to the terms of this Agreement as additional security for the indemnification obligations.

3.2.	All cash dividends or distributions on the Escrow Shares will be delivered directly to the respective Shareholder who shall hold the corresponding Escrow Shares of record, except for cash dividends or distributions paid on Escrow Shares that are then subject to any unresolved Claim Notice (defined in Section 4.1 below) pursuant to the terms of this Agreement, in which case those dividends and distributions shall be held by Escrow Agent pursuant to the terms of this Agreement as additional security for the indemnification obligations of the Shareholders. All such funds received by the Escrow Agent to be retained under the provisions of this Section 3.2 (the “Escrow Funds”) shall be invested from time to time, to the extent possible, in United States Treasury Bills having a remaining maturity of 90 days or less and repurchase obligations secured by such United States Treasury Bills, with any remainder being deposited and maintained in a money market deposit account with Escrow Agent, until disbursement of all such Escrow Funds. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Funds consisting of investments to provide for payments required to be made under this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

3.3.	All additional deposits into escrow pursuant to this Section 3, together with the Escrow Shares, shall be referred to collectively as the “Escrow Assets.”

4.	Disbursements from Escrow.

4.1.	From time to time after the date of this Agreement, GSI may send Escrow Agent a notice (each, a “Claim Notice”) that it is entitled to indemnification pursuant to the Merger Agreement (a “Claim”). Each Claim Notice shall set forth the amount that GSI contends it is owed (or, if such amount cannot be determined presently, the reasonably estimated amount that GSI could be owed) and, in reasonable specificity, the basis for such contention.

4.2.	The Shareholders shall be entitled to provide Escrow Agent with a written objection (each, a “Claim Notice Objection”) in respect of each Claim Notice. Each Claim Notice Objection shall state that the Shareholders dispute the facts set forth in the Claim Notice in question in good faith and also shall state, with reasonable specificity, the basis for such dispute.

4.3.	If Escrow Agent does not receive a Claim Notice Objection from the Shareholders in respect of a particular Claim Notice on or before the thirtieth (30th) calendar day after the date on which such Claim Notice was given, Escrow Agent shall promptly pay the amount specified in such Claim Notice to GSI by delivering to GSI that portion of the Escrow Assets that is equal in value to the amount specified in the Claim Notice, determined in accordance with Section 4.6. If the Claim Notice in question states that the amount owed cannot then be determined, Escrow Agent shall not make any payment until GSI issues a follow-up Claim Notice to Escrow Agent in respect of such Claim setting forth the actual amount due, and if Escrow Agent does not receive a Claim Notice Objection from the Shareholders on or before the thirtieth (30th) day after the date on which such follow-up Claim Notice was given, Escrow Agent shall then pay GSI the actual amount due.

4.4.	If Escrow Agent receives a Claim Notice Objection from the Shareholders in respect of a particular Claim Notice on or before the thirtieth (30th) day after the date on which such Claim Notice or follow-up Claim Notice was given, Escrow Agent shall have no obligation to disburse the amount specified in such Claim Notice except on receipt of a joint written direction signed by both GSI and the Shareholders or in accordance with a final (non-appealable) order, judgment or award of a court of competent jurisdiction.

4.5.	GSI may not submit a Claim Notice after the first (1st) anniversary of the date of this Agreement (the “Escrow Termination Date”); provided, however, GSI may submit a follow up Claim Notice after that date with respect to any Claim Notice submitted prior to that date which did not specify the amount of the Claim because of the inability to then determine its exact amount. Promptly after the Escrow Termination Date, if no unresolved Claims filed by GSI remain outstanding, the Escrow Agent shall release the remaining Escrow Assets to the Shareholders. If at the Escrow Termination Date, indemnification Claims are outstanding which equal or exceed the fair market value of the Escrow Assets, the Escrow Assets shall remain in escrow until the final resolution of the Claim or Claims. If at the Escrow Termination Date, indemnification Claims are outstanding and the value of the

Escrow Assets, determined in accordance with Section 4.6 below, exceeds such indemnification Claims, the Shareholders have the option to request a release of a portion of the Escrow Assets (the “Option”). To exercise the Option, Tisone, as the Shareholders’ representative, shall deliver a written request to Escrow Agent in the form attached hereto as Exhibit 4.5 (the “Request”). Upon receipt of the Request, the Escrow Agent shall release an amount of Escrow Assets to the Shareholders in accordance with their respective ownership interests (the “Release Amount”), in such amount that the Escrow Assets retained in escrow after such release shall have an aggregate fair market value which is at least two (2) times the amount of the indemnification Claim or Claims outstanding.

4.6.	The Escrow Shares will be valued by taking the average of the mean between the bid and ask closing quotations (or, if available, the closing prices) of such shares on NASDAQ (or equivalent trading market on which the shares are then traded) for the last ten (10) trading days prior to the date on which Escrow Agent is authorized or required to determine the fair market value of such shares (hereafter the “Share Value”). The value of any other property will be determined by its fair market value on the date the Escrow Agent is authorized or required to determine the fair market value of such assets.

5.	Voting and Other Rights. The Shareholders shall be entitled to exercise any and all voting and other consensual rights with respect to the Escrow Shares.

6.	Exculpation and Indemnification of Escrow Agent.

6.1.	Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person’s or entity’s obligations under any such document. Except to the extent specifically provided for in this Agreement, Escrow Agent is not obligated to render any statements or notices of non-performance hereunder to any party but may, in its discretion, inform any party of any matters pertaining to this Agreement, provided such information is also given to the other parties and their counsel. Escrow Agent shall not be charged with knowledge of any fact, including but not limited to performance or non-performance of any condition herein, unless it has actually received written notice thereof. Except for this Agreement and the instructions to Escrow Agent pursuant to the terms of this Agreement, Escrow Agent will not be obligated to recognize any agreement between any or all of the parties, notwithstanding its knowledge thereof. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of any Escrow Funds, or any loss of interest incident to any such delays.

6.2.	In the event of any disagreement or the presentation of adverse claims or demands in connection with the Escrow Assets, Escrow Agent shall, at its option, be entitled to (a) implead the Escrow Assets in any court having jurisdiction thereof; or (b) refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any item affected thereby. As a result of such action or inaction, Escrow Agent shall not become liable to GSI or the Shareholders, or to any other person, due to its failure to comply with any such adverse claim or demand. Escrow Agent shall be entitled to continue, without liability, to refrain and refuse to act:

6.2.1.	Until all the rights of the adverse claimants have been finally adjudicated by a court or panel of arbitrators having jurisdiction over the parties and the items affected thereby, after which time the Escrow Agent shall be entitled to act in conformity with such adjudication; or

6.2.2.	Until all differences shall have been adjusted by agreement and Escrow Agent shall have been notified thereof and shall have been directed in writing signed jointly or in counterpart by GSI and the Shareholders and by all persons making adverse claims or demands, at which time Escrow Agent shall be protected in acting in compliance therewith.

6.3.	Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent. Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice. Escrow Agent may rely on Tisone to serve as the Shareholders’ representative.

6.4.	The bankruptcy, insolvency or absence of any of party shall not affect or prevent performance by the Escrow Agent of its obligations and instructions hereunder.

6.5.	Except with respect to claims based upon such gross negligence or willful misconduct that are successfully adjudicated against Escrow Agent, GSI and the

Shareholders, jointly and severally, shall indemnify and hold harmless Escrow Agent from and against any fees, costs, expenses (including reasonable counsel fees and disbursements), claims, damages or losses suffered by Escrow Agent in connection with this Agreement, the services of Escrow Agent hereunder, or the filing by Escrow Agent of any action related to this Agreement, other than as a result of Escrow Agent’s gross negligence or willful misconduct. As between GSI and the Shareholders, the party, if any, which unreasonably causes the Escrow Agent to incur expenses shall bear those expenses. If neither party is at fault, the costs shall be paid one-half by GSI and one-half by the Shareholders (pro-rata among them in proportion to their respective shares of the Escrow Shares held hereunder when those costs were first incurred).

6.6.	Escrow Agent does not have any interest in the Escrow Assets deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from this escrow shall be subject to withholding regulations then in force with respect to United States taxes. The parties will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications. This Section shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

6.7.	Escrow Agent makes no representation as to the validity, value, genuineness or the collectibility of any security or other document or instrument held by or delivered to it.

6.8.	Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

6.9.	GSI and the Shareholders hereby authorize Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depository Trust Company and the Federal Reserve Book Entry System.

7.	Reimbursement for Out-Of-Pocket Expenses of Escrow Agent; Fees.

7.1.	Escrow Agent shall be entitled to reimbursement from GSI (which expense may be charged by GSI to Acquiring Sub) for out-of-pocket expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all reasonable counsel, advisors’ and agents’ fees and disbursements (except those for which indemnification would not be available under Section 6.5 hereof) and all taxes or other governmental charges, provided, however, that all expenses or costs incurred by Escrow Agent in connection with a Claim shall be submitted to the trier of fact charged with resolving the Claim and shall be assessed to the Shareholders if the trier of fact so determines. Escrow Agent is hereby granted a lien on, and security interest in, the Escrow shares to secure its rights to payment or reimbursement under this Agreement and may, without notice, set-off against any and all amounts held by it hereunder, and retain for its own account, the full amount of any and all fees, costs, losses, liabilities, damages and expenses. All such expenses shall be paid by GSI. Escrow Agent shall provide copies of invoices and the like evidencing such expenses to both GSI and the Shareholders.

7.2.	Escrow Agent’s fees for serving as Escrow Agent shall be payable by GSI in accordance with Exhibit B attached hereto.

8.	Termination of Agreement. This Agreement will terminate on the final disposition to GSI or the Shareholders of the Escrow Assets in accordance herewith, except for the respective rights and obligations of Escrow Agent and the other parties under Sections 6, 7 or 10 hereof, which will survive such disposition.

9.	Resignation of Escrow Agent.

9.1.	Escrow Agent may resign as such following the giving of thirty (30) days’ prior written notice to the other parties. Similarly, Escrow Agent may be removed and replaced following the giving of thirty (30) days’ prior written notice to Escrow Agent by all of the other parties. In either event, the duties of Escrow Agent shall terminate thirty (30) days after the date of such notice (or as of such earlier date as may be mutually agreeable), and Escrow Agent shall then, upon payment of its fees, costs and expenses, deliver the Escrow Assets to a successor Escrow Agent as shall be appointed by the other parties as evidenced by a written notice filed with Escrow Agent.

9.2.	If the other parties are unable to agree upon a successor prior to the expiration of thirty (30) days following the date of the notice of resignation or removal, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief; and any such resulting appointment shall be binding upon all of the parties.

9.3.	Upon payment of the fees, costs and expenses of Escrow Agent, and acknowledgment by any successor Escrow Agent of the receipt of the Escrow Assets, the then acting Escrow Agent shall be fully released and relieved of all further duties, responsibilities, and obligations under this Agreement.

10.	Records. Escrow Agent will maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement, and promptly after the end of each calendar month prior to such termination, Escrow Agent shall provide GSI and the Shareholders with a complete copy of such records, certified by Escrow Agent to be a monthly statement showing all transactions in the account established by this Agreement.

The authorized representatives of GSI and the Shareholders will also have access to such records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent.

11.	Notices. Any and all notices, requests, demands and other communications permitted under or required pursuant to this Agreement (each, a “notice”) shall be in writing and shall be deemed given if personally delivered, faxed (to be followed by hard copy delivered in one of the manners contemplated in this Section 11) or mailed, postage prepaid, certified or registered mail, return receipt requested, to the parties at the addresses or fax numbers set forth below, or at such other addresses as they may indicate by written notice given as provided in this Section 11:

If to Shareholders:	With a required copy to:

Dr. Thomas Tisone 17851 Sky Park Circle, Suite C Irvine, CA 92614 Fax: (949) 622-0255	Steven J. Dunning, Esq. HIGHAM, McCONNELL & DUNNING 28202 Cabot Road, Suite 450 Laguna Niguel, CA 92677 Fax: (949) 365-5522

If to GSI:	With a required copy to:

Genomic Solutions Inc. 4355 Varsity Drive Ann Arbor, MI 48108 Fax: (734) 975-4808 Attention: Jeff Williams	Jaffe, Raitt, Heuer & Weiss One Woodward Avenue, Suite 2400 Detroit, MI 48226 Fax: (313) 961-8358 Attention: Peter Sugar

If to Escrow Agent:

Fax: ( ) - Attention:

GSI and the Shareholders each shall provide the other with a copy of any notices given to Escrow Agent.

12.	Prohibition Against Security Interests. GSI and the Shareholders hereby covenant and warrant that each shall keep its respective interests in this Agreement and all amounts, sums, monies, and deposits to be made pursuant hereto free from all liens, claims, encumbrances and third-party interests of any kind whatsoever without the prior written consent of the other party. In addition, GSI and the Shareholders hereby agree that neither party shall allow its respective interests in this Agreement and all amounts, sums, monies and deposits to be made pursuant hereto to be pledged, hypothecated, mortgaged or otherwise used as collateral or security without the prior written consent of the other party. The Shareholders covenant and warrant that while the Escrow Assets are subject to this Agreement, the Shareholders will not sell, convey or otherwise dispose of any of the Escrow Assets or any interest therein, or create, incur, or permit to exist on any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever in or with respect to any of the Escrow Assets. The Shareholders warrant, and will at their own expense defend, GSI’s right, title and interest in and to the Escrow Assets against the claims of any person.

13.	Counterparts; Facsimile Signatures. This Agreement may be executed in more than one counterpart, all of which shall together constitute a single agreement. The parties may execute more than one copy of this Agreement, in which case each executed copy shall constitute an original. Copies (whether facsimile, photostatic or otherwise) of signatures to this Agreement shall be deemed to be originals and may be relied on to the same extent as the originals.

14.	Assignment and Modification. This Agreement and the rights and obligations hereunder of any of the parties may not be assigned without the prior written consent of the other parties having been obtained. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties and their respective successors, heirs and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Agreement. This Agreement may be changed or modified only in writing signed by all of the parties. If there is a conflict between the terms and conditions of the Merger Agreement and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

15.	Governing Law. The parties agree that all actions or proceedings arising in connection with this Agreement and the instruments, agreements and documents executed pursuant to the terms of this Agreement shall be tried, litigated only in courts of the United States located in the District of Delaware or the Delaware state courts. The parties each waive any objection to such venue and any claim that such action has been brought in an inconvenient forum. The provisions of this Section 15 shall survive the termination of this Agreement.

16.	Headings. Headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

17.	Shareholder Representatives. Each Shareholder, by execution of this Agreement hereby appoints and constitutes Tisone as his or its attorney-in-fact. Escrow Agent and GSI are entitled to rely on Tisone as the Shareholders’ representative. Each Shareholder hereby makes, constitutes, and appoints Tisone as its agent and attorney-in-fact in his or its name, place and stead, to take the following actions: (a) to act in all respects under or relating to this Agreement and the Escrow Assets for and on behalf of each such Shareholder in his or its name and stead, as if such Shareholder was acting in person, including but not limited to those actions to be taken with respect to Section 4.5 hereof; (b) to negotiate, settle, compromise and adjust any indemnification claim by GSI against the Shareholders as a group (as opposed to one or more, but less than all, of the Shareholders); and (c) to take any action (including the giving of consent or approval, or the voting of shares of GSI common stock) that is authorized under or pursuant to the terms and conditions of this Agreement, for which purpose the Shareholders hereby grant Tisone an irrevocable proxy to vote each of their shares of GSI common stock to execute all actions to be taken hereunder in accordance with the terms, provisions and requirements of this Agreement. This Power of Attorney is a special Power of Attorney coupled with an interest, and shall not be revoked and shall survive the assignment, delivery, or transfer by the Shareholder of any portion of his or its GSI common stock and, being coupled with an interest, shall survive the death or disability or cessation of the existence as a legal entity of the Shareholder. Each Shareholder hereby gives and grants to Tisone full power and authority to do and perform each and every act and thing whatsoever requisite, necessary or appropriate to be done in or in connection with this Power of Attorney as fully to all intents and purposes as he or it might or could do if personally present, hereby ratifying all that those attorneys shall lawfully do or cause to be done by virtue of this Power of Attorney. Any person dealing with GSI, Acquiring Sub, or their affiliates, may conclusively presume and rely on the fact that any such instrument executed by Tisone pursuant to this Power of Attorney is authorized, regular and binding without further inquiry. This Power of Attorney may be exercised by Tisone by facsimile signature or by listing all of the Shareholders executing any instrument with a single signature by Tisone acting as attorney-in-fact for all of them.

18.	Tax Liability. For purposes of federal and other taxes based on income, the Shareholders will be treated as the owner of the Escrow Assets, in pro rata shares in proportion to their ownership of the underlying Escrow Shares, and that they will report all income, if any, that is earned on, or derived from, the Escrow Assets as their income, in those proportions, in the taxable year or years in which that income is properly includible and pay any taxes attributable thereto.

19.	No Implied Duties or Obligations. This Agreement expressly sets forth all duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties except this Agreement.

20.	Respective Ownership Interests. For the purposes of this Agreement, the respective ownership interests of the Shareholders shall be as follows: S&S – 38.96%; Tisone – 35.01% and Surmanian – 26.03%. All Escrow Shares distributed by Escrow Agent shall be distributed with respect to the Shareholders’ respective ownership interests.

[The remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the date first set forth above.

“GSI”

GENOMIC SOLUTIONS INC.

By:

Its:

“SHAREHOLDERS”

S&S BETEILIGUNGS GmbH

By:

Its:

THOMAS C. TISONE

MICHAEL L. SURMANIAN

“ESCROW AGENT”

By:

Its:

EXHIBIT A
ASSIGNMENT SEPARATE FROM CERTIFICATE

     FOR VALUE RECEIVED,                           (“Assignor”) hereby assigns, transfers and sets over to                                          (“Assignee”)                       shares (the “Shares”) of common stock of Genomic Solutions Inc., a Delaware corporation (the “Corporation”), standing in Assignor’s name on the Corporation’s books represented by Certificate No.           .

     Assignor irrevocably appoints                , as Assignor’s attorney-in-fact to transfer the Shares on the Corporation’s books with full power of substitution.

ASSIGNOR:

Exhibit 2.32

FORM OF VOTING AGREEMENT

     VOTING AGREEMENT, dated as of September ______, 2001 (this “Agreement”), among those shareholders of Cartesian Technologies, Inc. (the “Company”) listed on Exhibit A hereto (each, a “Shareholder” and, collectively, the “Shareholders”), Genomic Solutions Inc., a Delaware corporation, and Cartesian Acquiring Corporation, a Delaware corporation (“CAP”) (with Genomic Solutions Inc., collectively “GNSL”).

     WHEREAS, each Shareholder beneficially owns the Common Shares, no par value per share, of the Company (“Company Common Shares”) set forth opposite such Shareholder’s name on Exhibit A hereto (all such Company Common Shares, together with any other shares of the Company which any Shareholder hereinafter acquires, are referred to as the “Subject Shares”);

     WHEREAS, GNSL, CAP, the Company and the Shareholders are, simultaneously with the execution hereof, entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

     WHEREAS, the Board of Directors of the Company has adopted the Merger Agreement, approved the transactions contemplated thereby, and recommended to the shareholders of the Company the merger of the Company with and into CAP, pursuant to the Merger Agreement substantially in the form attached as Exhibit B hereto (the “Merger”);

     WHEREAS, the Shareholders and GNSL desire to enter into this Agreement to provide for, among other things, the obligation of the Shareholders to vote their respective Subject Shares to adopt the Merger Agreement and approve the transactions contemplated thereby;

     WHEREAS, each Shareholder acknowledges that GNSL is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholders set forth in this Agreement; and

     NOW, THEREFORE, in consideration of the foregoing and mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     SECTION 1.  Covenants of the Shareholders.

     (a)  Voting of the Company Stock. Until the termination of this Agreement, each Shareholder shall do the following:

(1) be present, in person or represented by proxy, at each meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the shareholders of the Company, or any class thereof, however called, or in connection with any written consent of the shareholders of the Company, so that all the Subject Shares then entitled to vote may be counted for the purposes of determining the presence of a quorum at such meetings or in connection with such consent; and

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(2) at each such meeting held and with respect to each such written consent, vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering, all the Subject Shares held by such Shareholder (i) to adopt the Merger Agreement and to approve the transactions contemplated thereby, and any action necessary or desirable in furtherance thereof, (ii) against any proposal for any recapitalization, amalgamation, merger, sale of assets or other business combination of or by the Company other than the transactions contemplated by the Merger Agreement, or any other action or agreement that would in any such case result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that would result in any of the conditions to the obligations of the Company under the Merger Agreement not being fulfilled, (iii) to adopt the Merger Plan (as set forth in the Merger Agreement), and (iv) to approve the Merger, and any action necessary or desirable in the furtherance thereof.

Nothing contained in this Agreement shall in any way preclude or in any manner restrict a Shareholder or a Shareholder’s designee who is serving on the Company’s Board of Directors from discharging that Shareholder’s or designee’s fiduciary duties as a director of the Company in accordance with the terms of the Merger Agreement. Each shareholder is executing this Agreement solely in his or her capacity as the record or beneficial owner of the Subject Shares held by such Shareholder.

     (b)  No Inconsistent Agreements. Until the termination of this Agreement, each Shareholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to the Subject Shares which is inconsistent with this Agreement.

     (c)  Review of Merger Agreement. Each Shareholder acknowledges receipt and review of a copy of the Merger Agreement.

     (d)  Transfer.

(1) During the term of this Agreement, each Shareholder shall not transfer record ownership or beneficial ownership, or both, of any Subject Shares without the prior written consent of GNSL. Notwithstanding anything to the contrary, each Shareholder shall be free to transfer record ownership or beneficial ownership, or both, of any Subject Shares to an entity controlling, controlled by, or under common control with, such Shareholder, provided that such transferee agrees in writing to be bound by this Agreement with respect to such transferred Subject Shares. For elimination of doubt, any transfer or proposed transfer pursuant to the preceding sentence shall not be deemed an “Acquisition Proposal” for purposes of this Agreement.

(2) The certificates evidencing the Subject Shares shall bear the following legend reflecting the restrictions on the transfer of such securities contained in this Agreement:

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“The securities evidenced hereby are subject to the terms of that certain Voting Agreement, dated as of , 2001, by and among Cartesian Acquiring Corporation, Genomic Solutions Inc., and certain investors identified therein, which includes certain voting agreements and restrictions on transfer. A copy of this Agreement has been filed with the Secretary of the Company and is available upon request.”

As promptly as practicable after the date hereof, the Shareholders shall deliver all certificates representing any Subject Shares to the Company to enable the Company to place the foregoing legend on such certificates.

(3) For the purposes of this Agreement, the term “transfer” means a sale, an assignment, a grant, a transfer, a pledge, the creation of a lien or other disposition (including a Hedging Transaction) of any Subject Shares or any interest of any nature in any Subject Shares, including, without limitations, the “beneficial ownership” of such Subject Shares (as determined pursuant to Rule 13d-3 under the Exchange Act). For purposes of this Agreement, a “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Subject Shares.

     (e)  No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked, except by an amendment, modification or termination effected in accordance with the terms of this Agreement.

     SECTION 2.  Additional Covenants of the Shareholders.

     (a)  Acquisition Proposal. Each Shareholder shall not, and shall cause its affiliates (other than the Company), the officers and directors of it and such affiliates, and its and such affiliate’s employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of such Affiliates) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, amalgamation, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any purchase or sale of 20% or more of the consolidated assets of the Company, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of the Company that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of the Company (or of the surviving or continuing parent entity in such transaction) (any such proposal, offer or transaction (other than a proposal or offer made by GNSL) being hereinafter referred to as an “Acquisition Proposal”) or (ii) have any discussion with or provide any information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition

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Proposal. For the purposes hereof, a “Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     SECTION 3.  Representations and Warranties of the Shareholders. Each Shareholder severally represents and warrants to GNSL as follows:

     (a)  Authority. If such Shareholder is an individual, such Shareholder has full legal capacity and authority to enter into this Agreement and all instruments, documents and agreements contemplated hereby to be executed by or on behalf of such Shareholder and to carry out such Shareholder’s obligations hereunder. This Agreement and all instruments, documents and agreements contemplated hereby to be executed by or on behalf of such Shareholder have been or will be at the Closing duly executed and delivered by such Shareholder and constitute, or will constitute, the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder, except to the extent enforceability is limited by applicable bankruptcy, reorganization, insolvency and similar laws from time to time in effect and subject to general principles of equity and judicial discretion.

     (b)  Existence and Power. If such Shareholder is not an individual, that such Shareholder is a validly existing company, duly organized and in good standing under the laws of its jurisdiction of organization. It has all requisite company power and authority to execute and deliver this Agreement.

     (c)  No Conflicts; Approvals. Neither the execution, delivery and performance by such Shareholder of this Agreement, nor the consummation by such Shareholder of the transactions contemplated hereby, will (a) violate, conflict with or result in a breach of any agreement, contract or other instrument to which such Shareholder is a party, (b) violate or conflict with any order, decree, law, rule or regulation applicable to such Shareholder or by which any property or asset of such Shareholder is bound, or (c) require any consent, approval, authorization or other order of, action by, filing with, or notification to, any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body or Person by such Shareholder.

     (d)  Authorization; Contravention. If such Shareholder is not an individual, that the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have (1) been duly authorized by all necessary corporate action and (2) do not and will not conflict with or result in a violation of, (A) any provision of its certificate of incorporation or bylaws, or similar organizational document, or (B) any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to it, the Subject Shares or any of its other properties or assets.

     (e)  Binding Effect. If such Shareholder is not an individual, this Agreement constitutes, or when executed and delivered by it will constitute, a valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally, by general equity principles, (regardless of whether such

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enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     (f)  Ownership. Such Shareholder is the record owner or beneficial owner of the Subject Shares listed beside its name in Exhibit A, free and clear of all liens, security interests, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as contemplated by the Merger Agreement or any Transaction Documents set forth therein. As of the date of this Agreement, it does not own beneficially or of record any equity securities of the Company other than the Subject Shares set forth beside its name on Exhibit A. It has not appointed or granted any proxy which is still effective with respect to the Subject Shares. It has sole voting power or power to direct the vote of the Subject Shares set forth beside its name on Exhibit A and on the record date and the date of the Company Shareholders Meeting at which the Merger Agreement, the transactions contemplated thereby, and the Merger shall be presented for approval (or the date of any written consent in lieu thereof), it will have sole voting power or power to direct the vote of all its Subject Shares.

     (g)  Litigation. There is no action, suit, investigation, complaint or other proceeding pending against such Shareholder or, to its knowledge, threatened against it or any other Person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by such Shareholder or its beneficiary of such Shareholder’s rights hereunder or the performance by such Shareholder of its obligations hereunder.

     SECTION 4. Miscellaneous Provisions.

     (a)  Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (1) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (2) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (3) on the seventh business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be given to GNSL at its address stated in the Merger Agreement and all notices to each of the Shareholders shall be given at its address in the register of shareholders of the Company, or, in each case, at any other address as the party may specify for this purpose by notice to the other parties.

     (b)  No Waivers; Remedies; Specific Performance.

(1) No failure or delay by GNSL in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

(2) In view of the uniqueness of the agreements contained in this Agreement and the transactions contemplated hereby and thereby and the fact that

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GNSL would not have an adequate remedy at law for money damages in the event that any obligation under this Agreement is not performed in accordance with its terms, each of the Shareholders therefore agrees that GNSL shall be entitled to specific enforcement of the terms of this Agreement (without the showing of special, imminent or irreparable damages and without any obligation to post bond or other security or surety) in addition to any other remedy to which GNSL may be entitled, at law or in equity, and if GNSL shall institute any action or proceeding to enforce the provisions hereof, the Shareholders hereby waive the claim or defense that GNSL has an adequate remedy at law.

     (c)  Amendment, Etc. No amendment, modification, termination, or waiver of any provision of any this Agreement, and no consent to any departure by any party hereto or GNSL from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by all the Shareholders and GNSL.

     (d)  Successors and Assigns; Third Party Beneficiaries.

(1) No party shall assign any of its rights or delegate any of its obligations under this Agreement. Any assignment or delegation in contravention of this Section 4(d) shall be void ab initio and shall not relieve the assigning or delegating party of any obligation under this Agreement.

(2) The provisions of this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person shall be entitled to enforce its rights hereunder directly.

     (e)  Scope. References in this Agreement to the Merger Agreement shall not be deemed to include any amendments to the Merger Agreement, unless the parties hereto have agreed in writing to such inclusion.

     (f)  Governing Law. This Agreement and all rights, remedies, liabilities, powers and duties of the parties hereto, shall be governed in accordance with the laws of the State of California without regard to principles of conflicts of laws.

     (g)  Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     (h)  Headings and References. Article and section headings herein are included for the convenience of reference only and do not constitute a part of this Agreement for any other purpose. References to parties, express beneficiaries, articles and sections in this

6

Agreement are references to parties to or the express beneficiaries and sections of this Agreement, unless the context shall require otherwise. Any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use in this Agreement of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term, or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

     (i)  Entire Agreement. This Agreement embodies the entire agreement and understanding of the Shareholders and GNSL, and supersedes all prior agreements or understandings, with respect to the subject matters of this Agreement.

     (j)  Survival. Except as otherwise specifically provided in this Agreement, each representation, warranty and covenant of a party contained herein shall remain in full force and effect, notwithstanding any investigation or notice to the contrary or any waiver by any other party or beneficiary of a related condition precedent to the performance by the other party or beneficiary of an obligation under this Agreement. No representation, warranty or covenant shall survive termination of this Agreement pursuant to Section 4(l) below; provided, however, if any party has made a written claim for breach prior to the expiration of any applicable survival period, then in such case the breaching party shall remain liable for any losses resulting from, arising out of or related to the asserted breach.

     (k)  Arbitration. In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties agree to submit such dispute or controversy to binding arbitration. The sole arbitrator shall be selected from the list (the “List”) of arbitrators supplied by the American Arbitration Association (“AAA”) following written request by any party. If the parties to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the List by all parties to such arbitration, then any party to the dispute may request, in writing, that AAA appoint an arbitrator within ten (10) days following receipt of such request (the “Arbitrator”). The arbitration shall take place in Orange County, California, if the defendant is any of the Shareholders, or Ann Arbor, Michigan, if the defendant is GNSL, at a place mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place determined by the Arbitrator. Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of AAA then in effect. The parties agree that all actions or proceedings arising in connection with this Agreement shall be arbitrated exclusively in Orange County, California, if the defendant is any of the Shareholders, or Ann Arbor, Michigan, if the defendant is GNSL. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in his Section. Each party hereby waives any right it may have to asset the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby

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authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. The decision of the Arbitrator shall be final and binding on all of the parties to the arbitration, shall be non-appealable and may be enforced by a court of competent jurisdiction. In addition to attorneys’ fees as provided herein, the prevailing party shall be entitled to recover from the non-prevailing party reasonable costs and expenses. The costs and fees of the arbitration shall be paid by the non-prevailing party. The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance. Prior to the appointment of an Arbitrator, any party may seek a temporary restraining order or a preliminary injunction from the Orange County Superior Court, if the defendant is any of the Shareholders, or the appropriate court in Ann Arbor, Michigan, if the defendant is GNSL, which shall be effective until a final decision is rendered by the Arbitrator.

     (l)  Termination. Unless terminated earlier by mutual agreement of the parties, this Agreement shall terminate upon the first to occur of (i) consummation of the transactions contemplated under the Merger Agreement or (ii) the termination of the Merger Agreement pursuant to its terms or (iii) January 31, 2002.

     (m)  Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

[Remainder of this page intentionally left blank.]

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     IN WITNESS WHEREOF, the parties have executed and delivered this Voting Agreement as of the date first written above.

GNSL:

GENOMIC SOLUTIONS INC.

By:

Its:

CARTESIAN ACQUIRING CORPORATION

By:

Its:

SHAREHOLDERS:

S&S BETEILIGUNGS GmbH

By:

Its:

Thomas C. Tisone, PhD

Michael L. Surmanian

[VOTING AGREEMENT]

EXHIBIT A

SHAREHOLDERS	NUMBER OF SHARES OWNED

S&S BETEILIGUNGS GmbH	473,841

Thomas C. Tisone, PhD	425,720

Michael L. Surmanian	316,560

[VOTING AGREEMENT]

Exhibit 7.2(c)

FORM OF LOCKUP AGREEMENT

     THIS LOCKUP AGREEMENT (this “Agreement”) is executed as of this      day of      , 2001, by the shareholders of Cartesian Technologies, Inc. whose names are set forth on the attached Exhibit A (each a “Securityholder” and collectively, the “Securityholders”), in favor of Genomic Solutions Inc., a Delaware corporation (“GNSL”). All capitalized terms used, but not defined, in this Agreement have the same meanings as in the Merger Agreement (defined below).

     WHEREAS, Cartesian Technologies, Inc., a California corporation (“Cartesian”), Cartesian Acquiring Corporation, a Delaware corporation and wholly owned subsidiary of GNSL (“Cartesian Acquiring”), and GNSL are parties to an Agreement and Plan of Merger, dated September 6, 2001 (as the same may have been or may be amended or supplemented, the “Merger Agreement”);

     WHEREAS, pursuant to the Merger Agreement, Cartesian will merge into Cartesian Acquiring, with Cartesian Acquiring being the surviving corporation;

     WHEREAS, pursuant to the Merger Agreement, GNSL will issue to the Securityholders, as part of the consideration to be paid under the Merger Agreement, shares of GNSL’s common stock, par value of $0.001 per share (the “Shares”);

     WHEREAS, GNSL has required that each of the Securityholders, as the holders of all of the issued and outstanding shares of common stock of Cartesian, enter into this Agreement as a condition to the issuance of shares of GNSL’s common stock in the Merger; and

     WHEREAS, GNSL has also required that each Cartesian optionholder who receives a replacement option to purchase shares of Genomic common stock pursuant to the Merger Agreement execute a replacement option agreement that contains similar restrictions as those set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the consideration to be given to the Securityholders under the Merger Agreement, each Securityholder hereby agrees as follows, for the benefit of GNSL and its successors and assigns:

     1.     Agreement Not to Sell. Each Securityholder shall not, directly or indirectly, sell, offer to sell, solicit an offer to buy, contract to sell (including, without limitation, any short sale), grant any option to purchase or right to acquire, acquire any option to dispose of, or otherwise transfer or dispose of, or pledge, grant a lien on or otherwise encumber (each, a “Transfer”), all or any part of the Shares for the period that begins on the Closing Date and ends ninety (90) days after the Closing Date (the “Lockup Period”), subject to the provisions set forth in paragraph 3 below.

     2.     Transfer of Shares after Lockup Period. Upon the expiration of the Lockup Period, each Securityholder shall be permitted to Transfer the Shares, subject to the following provisions:

          (a)  For a period of nine (9) months after the expiration of the Lockup Period (the “Extension Period”), no more than eighty thousand seven hundred seventy-two (80,772) shares of GNSL common stock in the aggregate may be Transferred by the Securityholders or by any other holder of Cartesian options (“Optionholders”) in any given calendar month; and

          (b)  for a three (3)-year period following the date of this Agreement, and subject to the limitation in paragraph 2(a) above during the Extension Period, if a Securityholder (which for the purposes of this Section shall include any Optionholder that exercises their options) desires to Transfer in excess of fifty thousand (50,000) shares of GNSL’s common stock (“Common Stock”), other than in an Exempt Transfer (defined in paragraph 3 below), the Securityholder shall give written notice to GNSL of the proposed Transfer, specifying the number of shares proposed to be Transferred and the minimum price and terms upon which the Transfer will be effected. Such minimum price shall not be less than the most recent market closing price for the sale of shares of the Common Stock. GNSL shall have a period of five (5) business days (the “Five-Day Period”) to work with its market makers to assist in effecting an orderly sale of such shares at a price and on terms greater than or equal to the minimum price and terms specified by the Securityholder. If the number of shares proposed to be transferred by the Securityholder are not completely sold through the efforts of GNSL’s market makers on or before expiration of the Five-Day Period, GNSL shall deliver written notice to the Securityholder indicating how many shares are not sold (the “GNSL Notice”). Following receipt of the GNSL Notice, the Securityholder may then sell through the public trading market for the Common Stock the unsold portion of the shares proposed to be transferred in the notice during the next five (5) days following receipt of the GNSL Notice; provided, however that the restrictions contained in this Section 2(b) shall terminate if the trading volume for the Common Stock reported by Nasdaq is greater than one million (1,000,000) shares for twenty (20) consecutive trading days (the “Termination Event”). Promptly following the Termination Event, GNSL shall deliver written notice to each of the Securityholders that the provisions of this Section 2(b) are no longer applicable.

     3.     Exempt Transfers. Notwithstanding paragraph 1 above, each Securityholder may Transfer all or any part of the Shares, so long as such Transfer is an Exempt Transfer. For purposes of this Agreement, an “Exempt Transfer” is a Transfer: (a) to GNSL or the shareholders of GNSL; (b) by will or intestate succession to a Securityholder’s executors, administrators, testamentary trustees, legatees or beneficiaries; (c) to a Securityholder’s immediate family members or to a revocable inter-vivos trust, of which a Securityholder is the grantor, or another entity controlled by such Securityholder formed primarily for estate planning purposes for the benefit of such Securityholder; or (d) to an organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), so long as the transferor is not a “disqualified person” (as defined in Code Section 4946(a), assuming that all references to “private foundation” or “foundation” in Code Section 4946(a) are interpreted to

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mean the organization in question) with respect to such organization (and/or his spouse, children, grandchildren, parents and/or siblings) (the parties identified in (a), (b), (c) and (d), or any one of them are hereinafter collectively referred to as “Permitted Transferees”). The transferee in any Exempt Transfer shall take the Shares in question subject to the terms of this Agreement. Finally, notwithstanding paragraph 1 above, a Securityholder shall be entitled to pledge the Shares to a secured creditor pursuant to a bona fide loan transaction (but not in connection with any short sale, hedge, collar or other transaction which is not a bona fide loan), provided that the pledgee agrees, in writing, to be bound by the restrictions and obligations set forth in this Agreement.

     4.     Compliance With Securities Laws. Any other provision of this Agreement to the contrary notwithstanding, no Securityholder shall, directly or indirectly, sell, offer to sell, solicit an offer to buy, contract to sell (including without limitation, any short sale), grant any option to purchase or right to acquire, acquire any option to dispose of, or otherwise transfer or dispose of, or pledge, grant a lien on or otherwise encumber, all or any portion of the Shares, unless such Shares are registered pursuant to an effective registration statement under, or except in accordance with an exemption from, all applicable federal and state securities laws. In addition, each Securityholder acknowledges that the Shares may be subject to Rule 145 promulgated under the Act.

     5.     Operation by Securityholders. Each of the Securityholders hereby agrees that during any month prior to expiration of the Extension Period, such Securityholder will not sell more than the number of shares of Common Stock indicated next to such Securityholder’s name on Exhibit A attached hereto.

     6.     Interpretation and Governing Laws. Paragraph headings are for convenience only and are not to be deemed to be part of this instrument. Any reference herein to a person in the singular or the plural or as him, her, it or other like reference, shall also, where the context so requires, be deemed to include the singular or the plural reference, or the masculine, feminine or neuter reference, as the case may be. The laws of the State of Delaware (the laws of which have been selected to govern the Merger Agreement) shall govern all questions as to the validity of this power and the construction of its provisions, without regard to its conflict of laws provisions. Photographic or other facsimile reproductions of this executed document may be relied on by any person to the same extent as though the copy were an original. This Agreement may not be amended unless such amendment is in writing and acknowledged in writing by GNSL. Any waiver of any provision of this Agreement must be in writing, and any such waiver in any one circumstance shall not operate as a waiver in any subsequent or similar circumstance.

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     IN WITNESS WHEREOF, the parties have executed this Lockup Agreement effective as of                , 2001.

"SECURITYHOLDER”:

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EXHIBIT A

LIST OF SECURITY HOLDERS

Shareholder	S.S. No.	Shares

Brown, Kelly	###-##-####	567

Cabourne, Michael	###-##-####	780

Clark, Jay	###-##-####	171

Flack, Chris	n/a UK	283

Harrison, Steven	###-##-####	171

GlaxoSmithKline		2,434

Kolb, Robb	###-##-####	569

Rose, Donald J., Ph.D	###-##-####	4,381

Schleicher & Schuell Beteiligungs, GmbH	n/a German	21,916

Stachelek, Dennis	###-##-####	567

Surmanian, Michael L	###-##-####	14,641

Tisone, Daniel	###-##-####	4,566

Tisone, Ph.D., Thomas C	###-##-####	19,690

Wells, Ian	###-##-####	4,751

Total shareholders (14)		75,487

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Exhibit 7.2(d)

             , 2001

Cartesian Acquiring Corporation
c/o Genomic Solutions Inc.
4355 Varsity Drive, Suite E
Ann Arbor, Michigan 48108

     Re:     Cartesian Acquiring Corporation

Gentlemen:

     Genomic Solutions Inc., a Delaware corporation (“Parent”), Cartesian Acquiring Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Acquiring Sub”), Cartesian Technologies, Inc., a California corporation (“Cartesian”), and certain shareholders of Cartesian have entered into an Agreement and Plan of Merger dated as of September 6, 2001 (the “Merger Agreement”), pursuant to which Cartesian is to be merged with and into Acquiring Sub (the “Merger”), and each outstanding share of common stock of Cartesian (“Cartesian Stock”) is to be converted into the right to receive cash and shares of common stock of Parent (“Parent Common Stock”). Capitalized terms not defined herein shall have the meanings ascribed such terms in the Merger Agreement.

     The undersigned has been advised that as of the date the Merger Agreement is submitted to shareholders of Cartesian for approval, the undersigned may be an “affiliate” of Cartesian, as such term is defined for purposes of paragraph (c) of Rule 145 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Execution of this Agreement by the undersigned should not be construed as an admission of “affiliate” status or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is an “affiliate” on or after the date of this Agreement.

     In connection with the Merger, Parent has requested the undersigned to agree, and the undersigned hereby agrees, with Parent as follows:

     Parent has filed a Joint Proxy Statement/Prospectus with Cartesian, pursuant to which the Parent Common Stock to be received by the undersigned pursuant to the Merger will be registered.

     The undersigned understands and agrees that any sales of Parent Common Stock will be made pursuant to an effective registration statement or in compliance with Rule 145, or in a transaction which, in the opinion of legal counsel satisfactory to Parent, is exempt from the registration requirements of the Securities Act, and that stop-transfer instructions to this effect will be given to Parent’s transfer agent with respect to the shares of Parent Common Stock to be received by the undersigned in the Merger, and there will be placed on the certificate representing such stock, or any certificates delivered in substitution therefor, a legend stating in substance:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED PURSUANT TO A REGISTRATION STATEMENT DATED , 2001. THESE SECURITIES MAY ONLY BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR (2) IN ACCORDANCE WITH RULE 145 OR A TRANSACTION WHICH IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AND IN EITHER CASE, ALONG WITH AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY TO SUCH EFFECT.”

     Parent agrees that the above stop-transfer instruction and legend shall be promptly terminated two years following the Effective Time of the Merger.

     Parent agrees and covenants that for so long as is necessary to permit the undersigned to sell the Parent Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent shall (i) file, on a timely basis, all reports and data required to be filed with the SEC by it pursuant to Section 13 or Section 15 of the Exchange Act, and (ii) furnish to the undersigned upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of Parent Common Stock by the undersigned under Rule 145 and Rule 144. Parent represents and warrants to the undersigned that it has filed all reports required to be filed with the SEC under Section 13 or Section 15 of the Exchange Act during the preceding 12 months. Although this letter references sales of Parent Common Stock pursuant to an effective registration statement, the undersigned acknowledges and agrees that Parent has no obligation to file such a registration statement.

Very truly yours,

Accepted this                      th day
of                    , 2001 by

GENOMIC SOLUTIONS INC.

By:

Its:

Exhibit 7.2(e)

FORM OF
EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of           , 2001, by and between CARTESIAN ACQUIRING CORPORATION, a Delaware corporation (the “Company”), and THOMAS C. TISONE, Ph.D. (the “Executive”).

RECITALS:

     A.     Pursuant to an Agreement and Plan of Merger dated September 6, 2001, Cartesian Technologies, Inc., a California corporation (“CTI”), has merged with and into the Company (the “Merger”), with the Company as the surviving corporation.

     B.     Executive was a director, shareholder and officer of CTI.

     C.     As a condition to the consummation of the Merger, the parties have agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1.	Employment.

     (a)  The Company agrees to employ Executive and Executive accepts such employment in Orange County, California, on the terms and subject to the conditions set forth below. During the term of Executive’s employment hereunder, Executive shall serve in an executive capacity as Executive Vice President of the Company and President of Cartesian Acquiring Corporation and shall do and perform diligently all such services, acts and things as are customarily done and performed by an executive of a similar business, together with such other duties as may be requested from time to time by the Company’s Chief Executive Officer or Board of Directors (the “Board”).

     (b)  For his service as an officer and employee of the Company, Executive shall be entitled to the full protection of the applicable indemnification provisions of the Company’s Certificate of Incorporation and Bylaws, as they may be amended from time to time. The Company agrees that Executive will be named as an additional insured under the Company’s Directors’ and Officers’ Errors and Omissions Insurance during his employment hereunder.

2.	Term of Employment.

     (a) Subject to the provisions for termination provided below, the term of Executive’s employment under this Agreement shall commence on the date of this Agreement and shall continue thereafter for a period of two (2) years.

3.	Devotion to the Company’s Business.

     Executive shall devote his entire productive time, ability and attention to the Company’s business during the term of this Agreement; however, the expenditure of reasonable amounts of time to various charitable and other community activities, provided the amount of time so devoted does not materially impair, detract or adversely affect the performance of Executive’s duties under this Agreement, shall not be deemed a breach of this Agreement.

4.	Compensation.

     (a)  During the term of this Agreement, the Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in Sections 4, 5 and 6 of this Agreement.

     (b)  Base Compensation. As compensation for the services to be performed hereafter, the Company shall pay to Executive, during his employment hereunder, a base salary (the “Base Salary”) payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly) at the annual rate of One Hundred Eighty-Five Thousand Dollars ($185,000).

     (c)  Annual Salary Increase. Executive’s salary shall be reviewed at least once annually and may be increased upon the recommendation of the Company’s Compensation Committee and the ratification of the Board.

     (d)  Incentive Compensation. The Board, in its sole and absolute discretion, may elect to pay Executive one or more discretionary bonuses, at such times and in such amounts as the Board deems appropriate.

     (e)  Options. Executive shall be granted thirty thousand (30,000) options to purchase shares of Genomic Solutions Inc.’s (“Parent”) common stock (the “Options”) which Options shall vest in three (3) installments of ten thousand (10,000) options per year pursuant to Parent’s 1998 Employee Stock Option Plan (the “Plan”). The term of the Options will be ten (10) years, the exercise price will be the fair market value of the common stock of Parent as of the Closing of the Merger, the Options shall be nonqualified Options and the Options will be evidenced by the standard form of Option Agreement used under the Plan.

5.	Benefits.

     (a)  Insurance. The Company shall provide to Executive life, disability, medical, hospitalization and dental insurance for himself and eligible family members on the same basis as provided to other executive employees of Parent.

     (b)  Benefit Plans. Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(K) plans and other benefit plans of the Company generally available from time to time to other executive employees of the Company and for which Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect Executive’s right and benefits under any such plan

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except as expressly provided in this Agreement). Executive’s participation in and benefits under any plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

     (c)  Annual Vacation. Effective as of January 1 of each year hereunder, Executive shall be entitled to three (3) weeks of paid vacation time for such year. If Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, the vacation time expires and shall not be applied to a subsequent year. Upon any termination of this Agreement for any reason whatsoever, unused paid vacation time to which Executive is entitled to in that year shall be paid on a pro rata basis to Executive within ten (10) days of such termination based on the Base Salary in effect on the effective date of such termination.

6.	Reimbursement of Business Expenses.

     The Company shall reimburse Executive during the term of this Agreement for travel and other expenses reasonably and necessarily incurred by Executive in connection with the Company’s business. Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.

7.	Termination of Employment.

     (a)  Executive’s employment under this Agreement shall terminate upon Executive’s death and may be terminated as follows:

(i) by Executive at any time for any reason or for no reason upon not less than three months (3) months written notice; and

(ii) by the Company at any time for any reason, without “cause”, or for “cause” as defined below, without prior notice. For the purposes of this Agreement, any material reduction in the position, title or duties of Executive, or if Executive is required to perform Executive’s services at a location outside of Orange County, California (except for reasonable periods of time in connection with the performance of such services), shall be deemed to be termination of Executive without “cause.”

     (b)  For purposes hereof, for “cause” means the material breach of any provision of this Agreement by Executive, or any action of Executive (or Executive’s failure to act), which, in the Board’s reasonable determination, involves malfeasance, fraud, or moral turpitude, which, if generally known, would have a material adverse effect on the Company.

8.	Compensation Upon Termination.

     (a)  If the Company terminates Executive’s employment under this Agreement without “cause” pursuant to Section 7(a)(ii) above, Executive shall be entitled to any unpaid Base Salary, any declared but unpaid bonus and benefits accrued and earned by him under this Agreement through the effective date of such termination, which shall be paid by the Company to Executive immediately upon the effective date of such termination, and the Company shall pay Executive monthly an amount equal to one-twelfth (1/12) of the Base Salary for a period of six

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(6)  months (the “Severance Payment”), payable in accordance with the Company’s usual pay practices. Notwithstanding the foregoing, the Company, in its sole discretion, may elect to make the Severance Payment to Executive in one lump sum due within thirty (30) days after Executive’s termination of employment.

     (b)  If the Company terminates Executive’s employment under this Agreement for “cause” pursuant to Section 7(a)(ii) above, or if Executive voluntarily terminates his employment hereunder, Executive shall be entitled to no further compensation or other benefits under this Agreement, except only as to any unpaid Base Salary, any declared but unpaid bonus and benefits accrued and earned by him hereunder through the effective date of such termination which shall be paid by the Company to Executive immediately upon the effective date of such termination.

     (c)  If the Executive terminates his employment under this Agreement, any unpaid Base Salary, any declared but unpaid bonus and benefits accrued and earned by him hereunder through the effective date of such termination shall be paid by the Company to Executive within seventy-two (72) hours of the effective date of such termination.

     (d)  If Executive dies, Executive’s successors and assigns shall be entitled to a portion of any unpaid Base Salary, any declared but unpaid bonus and benefits accrued and earned by him under this Agreement through the effective date of such termination.

     (e)  Notwithstanding anything to the contrary in this Section 8, the Company’s obligation to pay, and Executive’s right to receive, any compensation under this Section 8 shall terminate upon Executive’s breach of any provision of Section 11 below. In addition, Executive shall promptly forfeit the Severance Payment from the Company under this Section 8 upon Executive’s breach of any provision of Section 11 below.

9.	Treatment of Stock Options Upon Termination of Employment or Death.

     If the Company terminates Executive’s employment under this Agreement for “cause”, any options to purchase the Company’s stock, vested or unvested, shall be treated in accordance with the Company’s stock option plan, as amended. If the Company terminates Executive’s employment under this Agreement without “cause”, any option to purchase the Company’s stock may be exercised, but only to the extent it was otherwise exercisable on the termination date, within ninety (90) days after the date Executive’s employment was terminated. If Executive dies, all unexpired options to purchase the Company’s stock shall accelerate and immediately vest and shall accrue as of the date of death and Executive’s successors and assigns shall be entitled to exercise the unexpired options at any time within one year after the date of Executive’s death. Notwithstanding anything to the contrary, such options to purchase the Company’s stock shall be automatically forfeited upon Executive’s breach of any of the provisions of Section 11 below. Any stock option agreements between the Company and Executive shall be amended to conform to the provisions of this Section 9.

10.	Effect of the Company’s Merger, Sale or Transfer of Assets.

     In the event of any acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities

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or other consideration issued by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction), a sale, conveyance or disposition of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power is disposed of (other than the Company’s sale of its common stock pursuant to a registration statement filed under the Securities Act of 1933, as amended), the Company shall pay to Executive an amount equal to the sum of (a) the portion of any unpaid Base Salary, any declared but unpaid bonus and benefits accrued and earned by Executive under this Agreement through the effective date of such change in control; and (b) an amount equal to six (6) months of Executive’s Base Salary. In addition, all unexpired stock options granted to Executive at least six (6) months prior to the change of control shall immediately vest and become fully exercisable. Notwithstanding the foregoing, if Executive remains employed by the Company or is retained by the acquiring company, Executive shall not receive the benefits provided in subsections (a) and (b) of this Section 10, but shall receive an amount equal to three (3) months of Executive’s Base Salary and all unexpired stock options granted at least six (6) months prior to the change of control shall immediately vest and become fully exercisable. Any stock option agreements between the Company and Executive shall be amended to conform to the provisions of this Section 10.

11.   Confidentiality. Executive acknowledges the Company’s reliance on and expectation of Executive’s continued commitment to the performance of his duties and responsibilities under this Agreement. In light of such reliance and expectation on the Company’s part, Executive agrees that:

     (a)  Executive executed a separate Confidentiality Agreement upon commencing employment with the Company and hereby incorporates the duties and obligations of Executive under such Confidentiality Agreement hereto.

     (b)  Executive agrees and understands that upon breach of Section 11(a), any Severance Payment or payment of benefits due to Executive shall terminate immediately.

     (c)  Executive agrees and understands that the remedy at law for any breach by him of this Section 11 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Executive’s violation of any legally enforceable provision of this Section 11, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 11 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 11 that may be pursued or availed of by the Company.

12.	No Conflicting Agreements.

     Executive represents and warrants that he is not a party to any agreements, contracts, understandings or arrangements, whether written or oral, in effect which would prevent him from rendering exclusive services to the Company during the term hereof, and that he has not made and will not make any commitment to do any act in conflict with this Agreement.

13.	Arbitration.

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     In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties agree to submit such dispute or controversy to binding arbitration. The sole arbitrator shall be selected from the list (the “List”) of arbitrators supplied by the American Arbitration Association (“AAA”) following written request by any party. If the parties to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the List by all parties to such arbitration, then any party to the dispute may request, in writing, that AAA appoint an arbitrator within ten (10) days following receipt of such request (the “Arbitrator”). The arbitration shall take place in Orange County, California, if the defendant is the Executive, or Ann Arbor, Michigan, if the defendant is the Company, at a place mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place determined by the Arbitrator. Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of AAA then in effect. The parties agree that all actions or proceedings arising in connection with this Agreement shall be arbitrated exclusively in Orange County, California, if the defendant is the Executive, or Ann Arbor, Michigan, if the defendant is the Company. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in his Section. Each party hereby waives any right it may have to asset the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. The decision of the Arbitrator shall be final and binding on all of the parties to the arbitration, shall be non-appealable and may be enforced by a court of competent jurisdiction. In addition to attorneys’ fees as provided herein, the prevailing party shall be entitled to recover from the non-prevailing party reasonable costs and expenses. The costs and fees of the arbitration shall be paid by the non-prevailing party. The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance. Prior to the appointment of an Arbitrator, any party may seek a temporary restraining order or a preliminary injunction from the Orange County Superior Court, if the defendant is the Executive, or the appropriate court in Ann Arbor, Michigan, if the defendant is the Company, which shall be effective until a final decision is rendered by the Arbitrator.

14.	Notice.

     All notices, requests, consents and other communications, required or permitted to be given hereunder to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested addressed as follows:

If to the Company:

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Cartesian Acquiring Corporation c/o Genomic Solutions Inc. 4355 Varsity Drive, Suite E Ann Arbor, Michigan 48108 Attn: Chief Executive Officer

If to Executive:

Thomas Tisone 17851 Sky Park Circle, Suite C Irvine, California 92614

In all events, with a copy to:

Jaffe, Raitt, Heuer & Weiss Professional Corporation One Woodward Avenue, Suite 2400 Detroit, Michigan 48226 Attn: Peter Sugar

15.	Miscellaneous.

     (a)  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

     (b)  The Company’s rights and obligations under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and Executive’s rights and obligations (other than obligations to perform services) under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and his heirs, personal representatives and assigns. This Agreement is personal to Executive and he may not assign his obligations under this Agreement in any manner whatsoever.

     (c)  The failure of any party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

     (d) This Agreement supersedes all agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

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     (e)  This Agreement shall be governed by and construed according to the laws of the State of Michigan.

     (f)  Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

     (g)  In the event of any arbitration or proceeding arising out of or related to this Agreement, the prevailing party shall be entitled to recover from the losing party all of its costs and expenses incurred in connection with such arbitration or proceeding, including court costs and reasonable attorneys’ fees, whether or not such arbitration or proceeding is prosecuted to judgment.

     (h)  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

8

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first written above.

EXECUTIVE:	The Company: Cartesian Acquiring Corporation, a Delaware corporation

_________________________________ Thomas C. Tisone, Ph.D.	_________________________________ Jeffrey S. Williams, President

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Exhibit 7.2(i)

FORM OF CONFIDENTIALITY AGREEMENT

In consideration of my employment or continued employment by Genomic Solutions Inc. or any of its subsidiaries or affiliates (the “Company”), and of the compensation and other benefits received by me from the Company, I hereby agree as follows:

1)	I agree to disclose and hereby assign to the Company all inventions, discoveries and improvements, whether patentable or not, and all copyrightable works made, conceived, or first reduced to practice by me either solely or jointly with others, during the period of my employment by the Company which arise out of my employment or relate in any way to the business of the Company, or to the Company’s actual or demonstrably anticipated research and development. I agree that any such inventions, discoveries and improvements or copyrightable works made or developed within six months after my termination shall be, unless I can demonstrate to the contrary, presumed to have been conceived during my employment and therefore subject to the provisions of this paragraph.

2)	I will not at any time disclose or use any confidential information of or possessed by the Company except to the extent necessary to perform my duties as an employee. Such confidential information includes any trade secret, formula, process, method of manufacture or any confidential record, data, or information which:

a)	is generated or collected by or used in the operations of the Company that relates to the actual or anticipated (in so far as I am aware of such) business or research or development of the Company; or

b)	results from any task assigned to me or work performed by me for or on behalf of the Company; and

c)	which has not been made available to the public.

3)	I agree that the obligation of non-disclosure and non-use of confidential information of the Company shall remain in effect after the termination of my employment with the Company.

4)	I will not, during my employment by the Company, participate in any research, development, engineering, consultation, or related activities for or on behalf of any person other than the Company without the prior written consent of the Company.

5)	I agree not to improperly disclose to the Company any confidential information that I have acquired from others prior to my employment by the Company.

6)	Notwithstanding any other statements in this form, I understand and acknowledge my relationship with the Company is “at will”.

This agreement supersedes all previous agreements and embodies the entire understanding of the parties with respect to the subject matter hereof.

If any provision of this agreement is held invalid because it conflicts with any statute, judicial decision or for any other reason, such finding shall not invalidate the remainder of this agreement.

This agreement shall be construed in accordance with the laws of the State of Michigan.

Witness	Employee

Date:

Exhibit 7.2(k)

FORM OF CONSULTING AGREEMENT

     This Agreement is made as of this            day of 2001, by and between Cartesian Technologies, Inc., a California corporation (“Cartesian”) and                , whose address is                 (“Consultant”).

     The following facts underlie this Agreement:

Consultant has developed, and from time to time may develop, certain intellectual property and inventions for Cartesian, including, without limitation, computer software and firmware, in source and object code form. Cartesian and Consultant desire to memorialize their agreement regarding the ownership of such property and other terms of their relationship.

NOW, THEREFORE, for good and valuable consideration, Cartesian and Consultant agree as follows:

1.	Engagement for Services. Cartesian may from time to time hire Consultant to perform services and develop computer software and other intellectual property for and on behalf of Cartesian. Cartesian agrees to pay Consultant for such services in accordance with Consultant’s then current hourly rates or such other payment terms as may be agreed to between the parties.

2.	Independent Contractor Relationship. Consultant and Cartesian agree that Consultant shall be an independent contractor of Cartesian and nothing is intended to create a partnership, joint venture or employment relationship between Cartesian and Consultant. Consultant shall be solely liable for all federal, state and local taxes which may be payable on the compensation paid to Consultant and Consultant shall not be entitled to any benefits customarily provided to employees of Cartesian.

3.	Intellectual Property Rights. Consultant recognizes that Consultant has and may individually or jointly with others, discover, conceive, make, perfect or develop inventions, discoveries, computer software and code, documentation, ideas, techniques, know how, and data, technical or otherwise, copyrighted works or other materials for and on behalf of Cartesian pursuant to this Agreement (“Inventions”). The Consultant agrees that all such Inventions are the sole and exclusive property of Cartesian. THE CONSULTANT AGREES THAT ANY PARTICIPATION BY CONSULTANT IN THE DESIGN, DISCOVERY, CONCEPTION, PRODUCTION, PERFECTION, DEVELOPMENT OR IMPROVEMENT OF AN INVENTION IS WORK MADE FOR HIRE FOR THE SOLE AND EXCLUSIVE BENEFIT OF CARTESIAN AND CONSULTANT HEREBY ASSIGNS TO CARTESIAN ALL RIGHTS OF CARTESIAN IN AND TO SUCH INVENTIONS. Consultant shall maintain adequate and current written records of all Inventions which shall remain property of Cartesian and be available to Cartesian at all times. At Cartesian’s request, Consultant shall promptly sign and deliver all documents necessary to vest in Cartesian, all right, title and interest in and to any Inventions.

4.	Governing Law. This Agreement shall be construed and governed in all respects in accordance with the laws of the State of California.

     In Witness Whereof, Consultant and Cartesian have executed this Agreement as of the date and year first above written.

Cartesian Technologies, Inc.

By

Its

“Cartesian”	“Consultant”

Exhibit 7.2(l)

FORM OF COVENANT NOT TO COMPETE

     THIS COVENANT NOT TO COMPETE (the “Covenant”) is made as of September 6, 2001, by and between GENOMIC SOLUTIONS INC., a Delaware corporation (“Parent”), CARTESIAN ACQUIRING CORPORATION, a Delaware corporation (the “Company”, and together with Parent, the “Covenantees”), and                      (“Covenantor”).

RECITALS:

     A.     Pursuant to an Agreement and Plan of Merger dated September 6, 2001 (the “Merger Agreement”), Cartesian Technologies, Inc., a California corporation (“CTI”), was merged (the “Merger”) with and into the Company, with the Company as the surviving corporation.

     B.     CTI was, and the Company will be, engaged in the business of the development of instrumentation and consumables for life sciences and pharmaceutical research, including genomic and proteomic related research and drug discovery, combinatorial chemistry, high-throughput screening and, crystallography the (“Business”).

     C.     Covenantor was a director, shareholder and officer of CTI.

     D.     As a condition to the consummation of the Merger, the parties have agreed to enter into this Agreement.

     NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and adequacy oil ‘which are acknowledged, the parties agree as follows:

     1.     Covenantor covenants, warrants and agrees, for the benefit of Covenantees, and their subsidiaries, successors and assigns (collectively, the “Covenant Beneficiaries”), that without first obtaining Covenantees’ express written consent, which may be granted or withheld in Covenantees’ sole and absolute discretion, Covenantor shall not, either directly or indirectly:

(a) for a period of three (3) years from and after the date of this Covenant (the “Restricted Period”), engage or compete with any of the Covenant Beneficiaries in the Business, or any facet of the Business, (i) anywhere in the United States or (ii) anywhere in the world where the Covenant Beneficiaries presently conduct business or contemplate doing business (the “Area of Noncompetition”);

(b) during the Restricted Period, have any interest in or be associated with (whether as a shareholder, partner, member, associate, owner, employee. independent contractor, agent or otherwise) any corporation, partnership, limited liability company, association, trust, firm or other enterprise which is engaged or competes with any of the Covenant Beneficiaries in the Business, or any facet of the Business, anywhere within the

Area of Noncompetition; except that notwithstanding the foregoing, Covenantor may invest in any publicly-held corporation engaged in the Business, if Covenantor’s aggregate investment does not exceed 1% in value of the issued and outstanding capital stock of such corporation;

(c) during the Restricted Period, solicit, induce or attempt to induce any customer or vendor of any of the Covenant Beneficiaries, to terminate any trade or business with the Covenant Beneficiaries or with which Covenantor has or had any contact or association in connection with the Business.

(d) during the Restricted Period, solicit, induce or attempt to induce any employee or independent contractor of any of the Covenant Beneficiaries to (i) leave the employment of or terminate his, her or its contractual relationship with such Covenant Beneficiary, or (ii) enter into the employ of or a contractual relationship with Covenantor. any entity in which Covenantor has any interest whatsoever, or any competitor of any of the Covenant Beneficiaries; or

(e) use, publish, disseminate, distribute or otherwise disclose any Confidential Information (defined in below). The foregoing notwithstanding, Covenantor may disclose Confidential Information if required (and then only to the extent required) by applicable law; provided, however, that prior to any such disclosure, Covenantor must provide Covenantees with written notice of such pending disclosure, sufficiently in advance thereof so as to allow Covenantees a reasonable opportunity to contest such required disclosure.

As used in this Covenant, the term “Confidential Information” means any and all confidential or proprietary information, regardless of nature or kind, which in any way is related to or concerns the Company or the Business (including, without limitation, information relating to the Company’s trade secrets, marketing strategies, methods of operation, machinery, equipment, distribution processes, sources of supplies, operating and other cost data, customer lists and customer contacts, agreements and their terms and conditions, and any other information which is not generally known), whether disclosed orally or in writing, and whether learned, acquired or known by Covenantor prior to or after the date of this Covenant, except that which Covenantor can demonstrate: (a) prior to the date of this Covenant, (i) was generally publicly available, or (ii) was in Covenantor’s possession from a source other than Covenantees, the Company, their affiliates or any of their respective attorneys, accountants, employees or agents, or (b) after the date of this Covenant, (i) becomes publicly available without fault of or action on Covenantor’s part, or (ii) is acquired by Covenantor from a third party, free of any restrictions as to its disclosure.

     2.     The parties intend that the covenants set forth in Section 1 above shall be a series of separate covenants with respect to each of the Covenant Beneficiaries, one for each and every state and county within the Area of Noncompetition. The parties acknowledge and agree that the covenants set forth in Section 1 above are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any covenant set forth in Section 1 above, or any portion of any such covenant, is invalid or unenforceable, the remainder of the covenants set forth in Section 1 above shall not be affected and shall be given full force and effect, without regard to the invalid covenant or the invalid portion. If any court determines that any covenant set forth in Section 1 above, or any portion of any such covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce such duration or scope, as the case may be, and to enforce such covenant or portion in such reduced form. The parties intend to and hereby confer jurisdiction to enforce the covenants set forth in Section 1 above on the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such Jurisdictions hold the covenants set forth in Section 1 above, or any portion of any such covenant, unenforceable by reason of the breadth of such scope or otherwise, it is the parties’ intention that such determination not bar or in any way affect the right of the Covenant Beneficiaries to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions.

     3.     The parties covenant and agree that in the event of a breach or attempted breach of any of the covenants set forth in Section 1 above, in addition to any and all legal and equitable remedies immediately available, such covenants may be enforced by a temporary and/or permanent injunction in an action in equity. The parties acknowledge that the remedy at law for a breach or threatened breach of any of the covenants set forth in Section 1 above would be inadequate.

     4.     This Covenant shall not be assignable by Covenantor but shall be assignable by Covenantees (a) if Covenantees transfer substantially all of their assets related to the Business to a third-party, whether such party is or is not affiliated with Covenantees, or (b) as collateral security to Covenantees’ lenders.

     5.     This Covenant shall be binding on and shall inure to the benefit of the Covenantees, Covenantor, and their respective estates, heirs, personal representatives, successors and assigns.

     6.     This Covenant shall be construed in accordance with and governed by the laws of the State of Michigan, without regard to its conflict of laws principles.

     7.     This Covenant may be executed in counterparts, each of which shall be deemed all original and all of which together shall constitute one instrument. Facsimile or photostatic copies of signatures to this Covenant shall be deemed to be originals and may be relied on to the same extent as the originals.

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     IN WITNESS WHEREOF, the parties have executed this Covenant Not to Compete as of the date first written above.

“COVENANTEES”

Genomic Solutions Inc. a Delaware corporation

By:

Its:

Cartesian Acquiring Corporation a Delaware corporation

By:

Its:

“COVENANTOR”